Exhibit (d)(1)

Execution Version

 CDL Tender Fund 2022-1, L.P.

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

DATED April 4, 2022

THE LIMITED PARTNERSHIP INTERESTS (THE “INTERESTS”) OF CDL Tender Fund 2022-1, L.P. HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND ARE SUBJECT TO SIGNIFICANT RESTRICTIONS ON TRANSFERABILITY. INTERESTS MAY NOT BE OFFERED FOR SALE, PLEDGED, CHARGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR OF ANY OTHER JURISDICTION AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, INCLUDING SECTION 8.2 HEREOF. THEREFORE, PURCHASERS OF INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

-iii-

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

CDL Tender Fund 2022-1, L.P.

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of CDL Tender Fund 2022-1, L.P., a Delaware limited partnership (the “Partnership”), is made this 4th day of April, 2022 by and among CDL Tender Fund 2022-1 GP, L.L.C., a Delaware limited liability company, as general partner, Carlyle SLP Ltd., as the initial limited partner (the “Initial Limited Partner”), and the Limited Partners. Capitalized terms used herein without definition have the meanings specified in Section 1.1.

WITNESSETH:

WHEREAS, the General Partner and the Initial Limited Partner entered into the Limited Partnership Agreement of the Partnership, dated February 18, 2022 (the “Original Agreement”) and, upon filing of the Certificate of Limited Partnership of the Partnership (as amended or amended and restated from time to time, the “Certificate of Limited Partnership”), formed a limited partnership under the laws of the State of Delaware under the name CDL Tender Fund 2022-1, L.P.; and

WHEREAS, the parties hereto desire to enter into this Agreement to permit the withdrawal of the Initial Limited Partner, the admission of additional limited partners of the Partnership and to make the modifications set forth herein and amend and restate the Original Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby amend and restate the Original Agreement in its entirety to read as follows:

Article I

Definitions

1.1.          Defined Terms. As used herein, the following terms shall have the following meanings:

Act: The Delaware Revised Uniform Limited Partnership Act, 6 Del. Code §17-101 et seq., as the same may be amended from time to time.

§ 1.1

Additional BDC Subscription Agreement: As defined in Section 2.5.

Advisers Act: The U.S. Investment Advisers Act of 1940, as amended from time to time.

Affiliate: With respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person. For the avoidance of doubt, (a) no Issuer or portfolio company of any Carlyle Investment Fund shall be deemed to be an Affiliate of Carlyle; provided that each such company that is Controlled by Carlyle shall be treated as an Affiliate of Carlyle for purposes of the definition of Voting Interests, and (b) no Segregated Unit shall be deemed to be an Affiliate of Carlyle.

Agreement: This Amended and Restated Limited Partnership Agreement, as the same may be amended, modified or supplemented from time to time.

Anti-Hybrid Rules: Any law or regulation implementing the recommendations of the OECD’s report entitled Neutralising the Effects of Hybrid Mismatch Arrangements, Action 2 - 2015 Final Report.

Applicable Limited Partner: A Limited Partner whose Interest, together with the Interest of any other Limited Partners whose Interest is required to be aggregated for purposes of calculating beneficial ownership pursuant to Rule 506(d)(1) under the Securities Act, represents 20% or more of the total Voting Interests at any time (as determined on the basis of Capital Commitments).

BDC: Carlyle Credit Solutions, Inc., a Maryland corporation that (i) has elected to be treated as a “business development company” under the Investment Company Act and (ii) is intended to operate as a continuously offered, privately placed, unlisted business development company.

BDC Charter: The BDC’s Articles of Amendment and Restatement (as amended from time to time).

BDC Investment Adviser: Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company that is an Affiliate of the General Partner, or any of its successors or permitted assignees, in its capacity as the investment adviser of the BDC.

BDC Shares: Shares of common stock, par value $0.01 per share, of the BDC.

§ 1.1

BDC Shareholder: Any Person that owns BDC Shares.

BDC Subscription Agreement: As defined in Section 2.4.

Beneficially Own: Has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

Benefit Plan Partner: Any Limited Partner that is a “benefit plan investor” as defined in the Plan Asset Regulations.

Business Day: A day which is not a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York, New York.

Capital Account: As defined in Section 10.1(a).

Capital Commitment: As to any Limited Partner, the amount of aggregate capital commitment accepted by the General Partner, as determined in its sole discretion, in such Limited Partner’s Subscription Agreement, as such amount may be adjusted from time to time pursuant to Section 8.7 or otherwise pursuant hereto.

Capital Contribution: As to any Limited Partner at any time, the capital contributed to the Partnership by such Limited Partner pursuant to a Payment Notice or any other relevant provision of this Agreement.

Carlyle: The Investment Adviser, together with its Affiliates. The term “Carlyle” shall be deemed not to include any Issuer or any portfolio company of any other Carlyle Investment Fund.

Carlyle Investment Fund: Any vehicles managed or controlled by Carlyle, including any other Carlyle-sponsored funds, vehicles and accounts as well as registered investment companies, joint ventures or similar partnerships or arrangements, but excluding the Partnership.

§ 1.1

Carrying Value: With respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Carrying Values of all Partnership assets shall be adjusted to equal their respective Fair Market Values (as determined by the General Partner), in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership property (other than a pro rata distribution) to a Partner; or (c) any other date specified by the Treasury Regulations, provided that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its Fair Market Value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes.

Closing: The initial closing of Capital Commitments to the Partnership, to be held prior to the commencement of the Special Tender Offer.

Closing Date: April 4, 2022.

Code: The U.S. Internal Revenue Code of 1986, as amended from time to time.

Control (and its corollaries): The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise.

DAC 6: Council Directive 2018/882/EU, which amends Council Directive 2011/16/EU on administrative cooperation in the field of taxation and any law implementing such Council Directive, as amended from time to time.

Defaulting Limited Partner: As defined in Section 8.3.

Designated Individual: The individual appointed as the designated individual for purposes of Treasury Regulations Section 301.6223-1(b)(3)(ii).

Disabling Conduct: As defined in Section 4.3(a).

Disabling Event: Other than as permitted by Section 8.1(a) or pursuant to a removal and replacement of the General Partner as provided in Section 8.1(b), the transfer or assignment of all or any portion of the General Partner’s interest as the general partner of the Partnership, or the withdrawal from the Partnership, bankruptcy, commencement of liquidation proceedings, insolvency or dissolution of the General Partner.

§ 1.1

Disclosure Law: As defined in Section 11.4(c).

Electronic Signature: As defined in Section 11.12.

Enforcement Costs: As defined in Section 8.3.

ERISA: The U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Partner: Any Limited Partner that (a) is a Benefit Plan Partner or (b) is designated as an ERISA Partner by the General Partner in writing at the request of such Limited Partner on or before the Closing Date.

Event of Dissolution: As defined in Section 0.

Fair Market Value: The fair market value of the Investments, determined as provided in Section 4.7.

FATCA: (a) Sections 1471 through 1474 of the Code, the Treasury Regulations thereunder, and official interpretations thereof; (b) any legislation, regulations or guidance enacted in any jurisdiction that seeks to implement a similar tax reporting or withholding tax regime (including the Common Reporting Standard issued by the OECD); (c) any intergovernmental agreement, treaty or other agreement between the Cayman Islands (or any Cayman Islands government body) and the United States or between any other jurisdictions (including any government bodies in such jurisdiction) entered into in order to comply with, facilitate, supplement or implement any legislation, regulations or guidance described in clause (a) or (b) above; and (d) any legislation, regulations or guidance that gives effect to any matter described in clauses (a) through (c) above.

Final Distribution: The distribution described in Section 9.3.

Fiscal Quarter: The calendar quarter or, in the case of the first fiscal quarter of the Partnership, the period commencing on the Closing Date and ending on the first calendar quarter end that is at least 60 calendar days after the Closing Date, and, in the case of the last fiscal quarter of the Partnership, ending on the date on which the winding-up of the Partnership is completed, as the case may be.

Fiscal Year: As defined in Section 2.11.

FOIA: As defined in Section 11.4(c).

§ 1.1

Fund Level Information: Fund level, aggregate performance information (i.e., aggregate cash flows, overall “IRRs,” cumulative amounts of a Limited Partner’s Capital Contributions to the Partnership and distributions received from the Partnership in each Fiscal Quarter, the aggregate value of Partnership assets attributable to a Limited Partner’s investment, the dollar amount of the total costs paid on an annual Fiscal Year end basis by a Limited Partner and the dollar amount of cash profit received by a Limited Partner from the Partnership on a Fiscal Year end basis), the name and address of the Partnership, the year of formation of the Partnership, a Limited Partner’s own Capital Commitment and Unpaid Capital Commitment, the aggregate Capital Commitments to the Partnership and the overall investment strategy of the Partnership. For the avoidance of doubt, Fund Level Information shall in no event include information relating to specific Issuers.

GAAP: Generally accepted accounting principles in the United States.

General Partner: CDL Tender Fund 2022-1 GP, L.L.C., a Delaware limited liability company, and an Affiliate of Carlyle, and any additional general partners or any general partners substituted therefor and admitted as a general partner of the Partnership in accordance with this Agreement and the Act, each in such Person’s capacity as a general partner of the Partnership.

General Partner Expenses: As defined in Section 6.1.

Governmental Plan: Any Limited Partner that (a) is a “governmental plan” within the meaning of Section 3(32) of ERISA or (b) is designated as a Governmental Plan by the General Partner in writing at the request of such Limited Partner on or before the Closing Date.

Indemnified Party: As defined in Section 4.3(a).

Initial BDC Subscription Agreement: As defined in Section 2.5.

Initial Investment: The Partnership’s acquisition of the BDC Shares pursuant to the Special Tender Offer.

Initial Investment Date: The date of the Initial Investment.

Initial Limited Partner: Carlyle SLP Ltd.

Interest: The entire limited partnership interest owned by a Limited Partner in the Partnership at any particular time, including the right of such Limited Partner to any and all benefits to which a Limited Partner may be entitled as provided in this Agreement, together with the obligations of such Limited Partner to comply with all the terms and provisions of this Agreement.

§ 1.1

Investment Adviser: Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company.

Investment Advisory Agreement: The Investment Advisory Agreement, dated as of the date of this Agreement, between the Partnership and the Investment Adviser, in the form attached hereto as Annex A, as the same may be amended and/or restated from time to time.

Investment Company Act: The U.S. Investment Company Act of 1940, as amended from time to time.

Investment Proceeds: All amounts received by the Partnership in respect of the BDC Shares or interest accrued thereon.

Investments: As defined in Section 4.1.

Issuer Indemnified Party: As defined in Section 4.4(f).

Issuer Indemnitor: As defined in Section 4.4(f).

Issuers: As defined in Section 4.1.

Limited Partners: The Persons listed from time to time on the books and records of the Partnership as limited partners of the Partnership that have been admitted as limited partners of the Partnership, including any Person who has been admitted to the Partnership as a substituted or additional Limited Partner, in each case in such Person’s capacity as a limited partner of the Partnership and for so long as such Person remains a Limited Partner, in accordance with this Agreement.

Lockup Period: As defined in Section 8.6.

Look Through Partner: A Limited Partner that is (a) a natural person, (b) a trust any portion of which is treated (under subpart E of part I of subchapter J of chapter 1 of subtitle A of the Code) as owned by a natural person (e.g., a grantor trust), (c) an organization described in Sections 401(a) or 501 of the Code, (d) a trust permanently set aside or to be used for a charitable purpose, (e) an entity disregarded for U.S. federal income tax purposes (e.g., a limited liability company with a single member) and owned (or treated as owned) by any Person described in clauses (a) through (d) above or clause (f) below or (f) a nominee for any Person described in clauses (a) through (e) above.

§ 1.1

Majority (or other specified percentage) in Interest: A “Majority in Interest” of the Limited Partners means, at any time, Limited Partners having in the aggregate more than 50% of the total Percentage Interest then entitled to vote in respect of the Partnership. Any other specified percentage in Interest of the Limited Partners means, at any time, Limited Partners having in the aggregate an amount equal to or greater than the specified percentage of the total Percentage Interest then entitled to vote in respect of the Partnership.

Non-Defaulting Partner: Any Partner other than a Defaulting Limited Partner.

Nonrecourse Deductions: As defined in Treasury Regulations Section 1.704-2(b). The amount of Partnership Nonrecourse Deductions for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

OECD: The Organisation for Economic Cooperation and Development.

Offer Documents: As defined in Section 8.6(d).

Original Agreement: As defined in the recitals hereto.

Partner Nonrecourse Debt Minimum Gain: An amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

Partner Nonrecourse Deductions: As defined in Treasury Regulations Section 1.704-2(i)(2).

Partners: The General Partner and the Limited Partners.

Partnership: CDL Tender Fund 2022-1, L.P., a Delaware limited partnership.

Partnership Audit Rules: Subchapter C of Chapter 63 of the Code, and any subsequent amendment (and any Treasury Regulations or other guidance that may be promulgated in the future relating thereto) and, in each case, any provisions of state, local, and non-U.S. law governing the preparation and filing of tax returns, interactions with taxing authorities, the conduct and resolution of examinations by tax authorities and payment of resulting tax liabilities.

§ 1.1

Partnership Counsel: As defined in Section 11.16.

Partnership Entity: (a) The Partnership, (b) any entity in which the Partnership holds (directly or indirectly) an interest, (c) any member of any “expanded affiliated group,” as defined in Section 1471(e)(2) of the Code and the Treasury Regulations thereunder, of which any entity described in clause (a) or (b) is a member, (d) any “Related Entity”, as such term is defined in any intergovernmental agreement referenced in clause (c) of the definition of FATCA, of any entity described in clause (a) or (b) and (e) the General Partner and any of its Affiliates.

Partnership Minimum Gain: As defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

Partnership Representative: The partnership representative of the Partnership for purposes of the Partnership Audit Rules.

Payment Date: As defined in Section 3.1(c)(i).

Payment Notice: As defined in Section 3.1(c)(ii).

Percentage Interest: With respect to any Partner and any Investment, the ratio of such Partner’s aggregate Capital Contributions to that Investment to the total Capital Contributions of all Partners to that Investment, provided that for these purposes (but not for the purpose of determining Unpaid Capital Commitments) the aggregate Capital Contributions of each Partner to an Investment shall be adjusted to reflect any changes to the Capital Account of such Partner as a result of any withdrawal of capital pursuant to Section 8.7. The Percentage Interest of the Partners with respect to any Investment in respect of which the Partners have not made Capital Contributions shall be determined by the General Partner in accordance with the preceding sentence based on the amount of Capital Contributions the Partners would have contributed to fund the cost of such Investment.

Person: Any individual or entity, including any corporation, partnership, limited partnership, limited liability partnership, association, limited company, limited liability company, open-ended investment company, joint-stock company, trust (including the trustees thereof in their capacity as such), unit trust, unincorporated association, government or governmental agency or authority.

§ 1.1

Plan Asset Regulations: The regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the U.S. Code of Federal Regulations, as modified by Section 3(42) of ERISA, as amended from time to time.

Prime Rate: The rate of interest per annum publicly announced from time to time by JPMorgan Chase (or any successor thereto) as its prime rate in effect at its principal office in New York City.

Pro Rata Share: As defined in Section 3.1(c)(iii).

Proceeding: As defined in Section 11.19.

Profits and Losses: For each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) any items of income, gain, loss or deduction that are specially allocated pursuant to this Agreement shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value of any asset (other than an adjustment in respect of depreciation), pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses shall be an amount that bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

§ 1.1

Public Pension Fund: any Limited Partner that is a retirement plan established or maintained for its employees (current or former) by the government of the United States, the government of any State or political subdivision thereof, or by any agency or instrumentality of any of the foregoing.

Public Pension Fund Reform Code of Conduct: As defined in Section 8.7(b).

Required Interest: As defined in Section 11.3(a)(ii).

Securities Act: The U.S. Securities Act of 1933, as amended from time to time.

SEC: The Securities and Exchange Commission.

Segregated Unit: Any fund, vehicle, account, managed account or other similar vehicle or arrangement organized or advised by any Carlyle business segment or unit, or in the management of which any Carlyle business segment or unit holds an operational or financial interest, that is managed by a Carlyle business segment or unit thereof which operates behind an information barrier designed to insulate confidential information between such business segment or unit and another business segment or unit that includes the Partnership.

Side Letters: As defined in Section 11.5.

Similar Law: Any U.S. federal, state, local, non-U.S. or other law or regulation that could cause the underlying assets of the Partnership or the BDC to be treated as assets of a Limited Partner by virtue of such Limited Partner’s Interest and thereby or otherwise subject the General Partner (or other Persons responsible for the investment and operation of the Partnership’s or the BDC’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

Special Tender Offer: As defined in Section 2.4.

Special Tender Offer Purchase Price: As defined in Section 2.6.

Subscription Agreement: The Subscription Agreement executed by a Limited Partner in connection with its admission to the Partnership and accepted by the General Partner.

Subsequent Closings: As defined in Section 3.3.

§ 1.1

Tax Advances: As defined in Section 10.6.

Transfer (and its corollaries): A direct or indirect transfer in any form, including a sale, exchange, substitute, assignment, conveyance, pledge, charge, grant security over, mortgage, encumbrance, securitization, hypothecation or other disposition, any purported severance or alienation of any beneficial interest (including the creation of any derivative or synthetic interest), or the act of so doing, as the context requires.

Transferee: As defined in Section 8.2(a).

Transferor: As defined in Section 8.2(a).

Treasury Regulations: The U.S. federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations.

United States or U.S.: The United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

Unpaid Capital Commitment: As to any Partner as of any date, an amount equal to:

(a)          such Partner’s Capital Commitment, minus

(b)          the aggregate amount of such Partner’s Capital Contributions made (or deemed made) on or prior to such date.

For the avoidance of doubt, if the date of determination with respect to a Partner’s Unpaid Capital Commitment is after delivery of a Payment Notice but before the related Payment Date, the amount specified as payable by such Partner in such Payment Notice (as the same may be amended by a subsequent Payment Notice related thereto) shall not be included in such Partner’s Unpaid Capital Commitment unless, in the case of a Payment Notice for an Investment, such Investment is abandoned.

Upper Tier Indemnified Party: As defined in Section 4.4(i).

Upper Tier Indemnitor: As defined in Section 4.4(i).

Valuation Date: As defined in Section 2.6.

§ 1.2

Voting Interests: As of any date, the aggregate Interests of the Limited Partners then entitled to vote, excluding in each case the Interests of the General Partner and its Affiliates.

1.2.          Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement. To the fullest extent permitted by law, the terms, conditions, restrictions and other provisions of this Agreement shall be construed according to their plain and customary meanings, and not strictly for or against any party hereto (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that each of the parties hereto is a sophisticated party and has had an adequate opportunity to retain counsel, to represent its interests and to otherwise negotiate the terms, conditions, restrictions and other provisions of this Agreement. To the fullest extent permitted by law, the terms, conditions, restrictions and other provisions of this Agreement shall be construed according to their plain and customary meanings, and not strictly for or against any party hereto (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that each of the parties hereto is a sophisticated party and has had an adequate opportunity to retain counsel, to represent its interests and to otherwise negotiate the terms, conditions, restrictions and other provisions of this Agreement.

Article II

General Provisions

2.1.          Formation. The parties hereto continue a limited partnership formed on February 18, 2022 pursuant to the Act. The General Partner hereby continues as the general partner of the Partnership upon its execution of a counterpart of this Agreement. Each Person to be admitted as a limited partner of the Partnership shall be admitted as a Limited Partner at the time that (a) this Agreement or a counterpart hereof is executed by or on behalf of such Person and (b) a Subscription Agreement or a counterpart thereof is executed by or on behalf of such Person and accepted by the General Partner on behalf of the Partnership.

2.2.          Name. The name of the Partnership shall be “CDL Tender Fund 2022-1, L.P.” The General Partner is authorized to make any variations in the Partnership’s name which the General Partner may deem necessary or advisable, provided that (a) such name shall contain the words “Limited Partnership” or the letters “L.P.” or “LP” or the equivalent translation thereof, (b) such name shall not contain the name of any Limited Partner without the consent of such Limited Partner and (c) the General Partner shall promptly give written notice of any such variation to the Limited Partners.

§ 2.3

2.3.          Organizational Statements and Other Filings. If requested by the General Partner, the Limited Partners shall promptly execute all certificates, statements and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (i) the operation of a limited partnership under the laws of the State of Delaware, (ii) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (iii) all other filings required to be made by the General Partner in relation to the Partnership.

2.4.          Purpose. The sole purpose of the Partnership is to acquire BDC Shares, including through participation in a special third-party tender offer of approximately $100,000,000 in the aggregate to the BDC with respect to the BDC Shares, which shall commence no later than April 4, 2022 (or such later date as may be agreed to in writing by the Limited Partners and the Investment Adviser) (the “Special Tender Offer”), and to engage in such other activities as are permitted hereby or are incidental or ancillary thereto as the General Partner shall deem necessary or advisable, all upon the terms and conditions set forth in this Agreement. The Partnership shall not hold any investment other than the BDC Shares and cash.

2.5.          BDC Subscription Agreements. The Partnership (i) shall, in connection with the Closing, execute a subscription agreement (the “Initial BDC Subscription Agreement”), providing for the admission of the Partnership as a shareholder of the BDC and governing the BDC Shares acquired by the Partnership on the Initial Investment Date, and (ii) may, following the Initial Investment Date, execute one or more subscription agreements on one or more dates (each an “Additional BDC Subscription Agreement” and together with the Initial BDC Subscription Agreement, the “BDC Subscription Agreements”), governing any capital commitments of the Partnership to purchase BDC Shares and the BDC Shares acquired by the Partnership in connection with related drawdowns requested by the BDC. Any BDC Subscription Agreements shall be substantially similar in all material respects to each other subscription agreement providing for the admission of institutional investors to the BDC (other than names, dates and personal identifying information of the applicable subscriber and such other modifications as are reasonably appropriate in the discretion of the General Partner and the BDC).

§ 2.6

2.6.          Special Tender Offer Valuation Date. The Special Tender Offer shall be commenced at a specific price per share equal to the net asset value per BDC Share as determined in good faith by a pricing committee comprised of members of the board of directors of the BDC as of a specific valuation date (the “Valuation Date”) prior to commencement of the Special Tender Offer (such price per share referred to herein as the “Special Tender Offer Purchase Price”). The Limited Partners hereby acknowledge and agree that the Valuation Date shall be determined in the BDC’s discretion, provided that, in no event shall the Valuation Date be more than ten Business Days prior to the date of commencement of the Special Tender Offer. The BDC shall inform the Limited Partners of the Special Tender Offer Purchase Price promptly after determination on the Valuation Date, but in no event later than one Business Day following the Valuation Date. For the avoidance of doubt, the Limited Partners agree and acknowledge that the Special Tender Offer Purchase Price shall be treated as confidential information subject to the provisions and obligations of Section 11.4 of this Agreement.

2.7.          Specific Authorization. The Partnership, and the General Partner on behalf of the Partnership, may enter into and perform the Subscription Agreements, as well as any BDC Subscription Agreement, and any documents contemplated thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person, including any Partner, notwithstanding any other provision of this Agreement. The General Partner is hereby authorized to enter into the documents described in the preceding sentence and Side Letters and other agreements entered into in accordance with Section 11.5 on behalf of the Partnership, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other agreements and documents on behalf of the Partnership (subject to any other restrictions expressly set forth in this Agreement).

2.8.          Principal Place of Business; Other Places of Business. The Partnership shall maintain its principal place of business at, and its affairs shall be conducted from, such place or places as the General Partner may from time to time designate. The General Partner promptly will give written notice to the Limited Partners of any change in the principal place of business of the Partnership.

2.9.          Registered Office and Registered Agent. The Partnership shall maintain a registered office at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The General Partner may at any time change the location of the Partnership’s offices and may establish additional offices, provided that the General Partner will notify Limited Partners promptly of such change. The name and address of the Partnership’s registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

§ 2.10

2.10.        Term. The Partnership commenced upon the filing of the Certificate of Limited Partnership and shall continue in business until dissolved, wound up and subsequently terminated. Notwithstanding the dissolution of the Partnership, the Partnership shall continue as a separate legal entity until cancellation of the Certificate of Limited Partnership.

2.11.        Fiscal Year. The fiscal year (“Fiscal Year”) of the Partnership shall be the calendar year or, in the case of the first Fiscal Year of the Partnership, the portion of the calendar year commencing on the Closing Date and, in the case of the last Fiscal Year of the Partnership, the portion of the calendar year ending on the date on which the winding-up of the Partnership is completed. The taxable year of the Partnership for U.S. federal income tax purposes shall be determined under Section 706 of the Code. The General Partner shall have the authority to change the ending date of the Fiscal Year if the General Partner determines in good faith that such change is necessary or appropriate, provided that the General Partner shall promptly give written notice of any such change to the Limited Partners.

2.12.        Withdrawal of Initial Limited Partner. Upon the admission of one or more Limited Partners to the Partnership at the Closing, the Initial Limited Partner shall (a) receive a return of any capital contribution made by the Initial Limited Partner to the Partnership, (b) be deemed to have withdrawn as the Initial Limited Partner of the Partnership and (c) have no further right, interest or obligation of any kind whatsoever as a Partner in the Partnership.

2.13.        Substitution. The Partnership shall not substitute the securities of the BDC for another investment unless the SEC has approved such substitution in the manner provided in Section 26 of the Investment Company Act.

§ 3.1

Article III

Capital Contributions; Distributions

3.1.          Capital Contributions.

(a) Capital Contribution in Connection with Special Tender Offer.

(i)          Prior to the commencement of the Special Tender Offer, and in connection with the Closing, each Limited Partner shall on the Payment Date make a Capital Contribution to the Partnership of its Pro Rata Share of the aggregate amount to be contributed by all Limited Partners on the Payment Date in order to fund the Initial Investment.

(ii)         Prior to the commencement of the Special Tender Offer, up to 100% of the respective Capital Commitments may be drawn down on the Payment Date, as determined in the General Partner's sole discretion. In connection with the foregoing, the Partnership shall utilize such Capital Contributions in order to fund the acquisition of the BDC Shares pursuant to the Special Tender Offer. In the event that (A) the Special Tender Offer is not accepted in full by BDC Shareholders, the General Partner shall promptly return such portion of each Limited Partner’s Capital Contribution that is not used in connection with the Special Tender Offer on a pro rata basis or (B) the Special Tender Offer is terminated for any reason, the General Partner shall promptly return the full amount of each Limited Partner’s Capital Contribution, provided that in each case with respect to clause (A) and clause (B), such amounts shall be returned no later than 30 calendar days thereof. In addition, the Unpaid Capital Commitment (if any) of each Limited Partner shall thereby be cancelled, and such Limited Partner shall have the option to (X) directly make a commitment to the BDC for the purchase of BDC Shares or (Y) enter into a subsequent Subscription Agreement with the Partnership. Furthermore, in connection with the foregoing, (1) each Limited Partner shall be provided with the opportunity to make a commitment to the BDC for the purchase of BDC Shares in the first close of the BDC’s new primary offering and (2) in the event that there is a subsequent special tender offer for BDC Shares, each Limited Partner shall be given a reasonable opportunity to participate, which for the avoidance of doubt shall exclude any quarterly redemptions offered by the BDC in the ordinary course of its business.

(iii)        The amount that a Limited Partner is required to contribute on the Payment Date shall be specified by the General Partner in a Payment Notice delivered to such Limited Partner in respect of the Payment Date. The General Partner shall have the authority to interpret in good faith any provision of this Agreement and make all necessary or otherwise appropriate adjustments to give effect to the intent of the provisions of this Section 3.1(a).

(iv)        Maximum Contributions. No Limited Partner shall in any event be required to make a Capital Contribution pursuant to this Section 3.1(a) on any date in an amount greater than its Unpaid Capital Commitment as of such date.

(b) Capital Contribution Subsequent to Initial Investment Date.

(i)          After the commencement of the Special Tender Offer, each Limited Partner may, but is not obligated to, make an additional Capital Commitment to the Partnership pursuant to a subsequent Subscription Agreement, subject to acceptance by the General Partner, in its sole discretion. In connection with the forgoing, the Partnership shall use the proceeds from drawdowns on such additional Capital Commitments to acquire additional BDC Shares in respect of such Limited Partner pursuant to a BDC Subscription Agreement.

§ 3.1

(ii)         The amount that a Limited Partner is required to contribute on the related Payment Date shall be specified by the General Partner in a Payment Notice delivered to such Limited Partner in respect of the Payment Date. The General Partner shall have the authority to interpret in good faith any provision of this Agreement and make all necessary or otherwise appropriate adjustments to give effect to the intent of the provisions of this Section 3.1(b).

(iii)        Maximum Contributions. No Limited Partner shall in any event be required to make a Capital Contribution pursuant to this Section 3.1(b) on any date in an amount greater than its Unpaid Capital Commitment as of such date.

(c) Related Definitions.

(i)          The “Payment Date” shall mean any date on which Partners are required to make Capital Contributions to the Partnership, including in connection with the Closing, which date:

(A)        shall be specified in a Payment Notice delivered to each Limited Partner from which a Capital Contribution is required on such date; and

(B)         shall be at least two Business Days after the date of delivery of a Payment Notice, provided, that with respect to any Capital Contributions to be made after the commencement of the Special Tender Offer, the Payment Date shall be at least ten Business Days (or such shorter notice period as agreed to in writing by the General Partner and each applicable Limited Partner) after the date of delivery of a Payment Notice.

(ii)         A “Payment Notice” shall mean a written notice requiring Capital Contributions, which notice shall be delivered to each Limited Partner, and shall:

(A)        include the amount that a Limited Partner is required to contribute on the Payment Date; and

(B)         specify such Limited Partner’s Pro Rata Share of the Capital Contributions required to be made by all Limited Partners and the method of calculation thereof in reasonable detail.

§ 3.2

(iii)        Pro Rata Share.

(A)        A Limited Partner’s “Pro Rata Share” of the aggregate Capital Contributions to be made by Limited Partners on any Payment Date shall mean the percentage that such Limited Partner’s Capital Commitment as of such date represents of the aggregate Capital Commitments as of such date of all such Limited Partners from which a Capital Contribution is required on such date.

(B)         [Intentionally Omitted].

(d) [Intentionally Omitted].

(e) [Intentionally Omitted].

(f) Wire Transfers etc. Capital Contributions shall be made by wire transfer of immediately available funds (including any fees related to such wire, which fees shall not be considered Capital Contributions) to the account specified in the related Payment Notice. Other than as set forth in this Agreement, no Partner shall be entitled to any interest or compensation by reason of its Capital Contributions or by reason of being a Partner. No Partner shall be required to lend any funds to the Partnership.

(g) Books and Records. The General Partner shall cause the books and records of the Partnership to be amended from time to time to reflect the addresses of Partners and any changes thereto and the Transfers of Interests and changes in Capital Commitments and Capital Contributions and returns of all or part thereof that are accomplished in accordance with the provisions of this Agreement.

(h) No Benefit to Creditors. Except as set forth in Section 4.2(c), the provisions of this Section 3.1 are intended solely to benefit the Partnership and the Partners and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Partnership (and no such creditor shall be a third party beneficiary of this Agreement), and no Partner shall have any duty or obligation to any creditor of the Partnership to make any Capital Contributions pursuant to this Section 3.1 or to cause the General Partner to deliver to any Partner a Payment Notice.

3.2.          [Intentionally Omitted].

3.3.          Subsequent Closings. The General Partner may, in its sole discretion, admit additional Limited Partners at one or more subsequent closings (“Subsequent Closings”). Notwithstanding any other provision in this Agreement, a Person shall be deemed admitted as an additional Limited Partner at a Subsequent Closing upon (i) the execution of this Agreement or a counterpart hereof by or on behalf of such Person and (ii) the execution of a Subscription Agreement or a counterpart thereof by or behalf of such Person and by the General Partner on behalf of the Partnership.

§ 3.4

3.4.          Distributions.

(a) Generally. Except as otherwise expressly provided here (including Section 8.6), no Partner shall have the right to withdraw capital from the Partnership or to receive any distribution or return of its Capital Contribution. Distributions of Partnership assets that are provided for herein shall be made only to Persons who, according to the books and records of the Partnership, are the holders of record of Interests on the date, determined by the General Partner acting in good faith, as of which the Partners are entitled to any such distributions.

(b) [Intentionally Omitted].

(c) Timing and Manner of Distributions. Distributions of Investment Proceeds shall be distributed as soon as practicable after the date such Investment Proceeds are received by the Partnership, but in no event later than 30 calendar days following receipt of such Investment Proceeds. Distributions shall be made by wire transfer of immediately available funds to the account specified in each Limited Partner’s Subscription Agreement or otherwise specified in writing by any Limited Partner to the General Partner.

(d) Withholding. The amount of any taxes paid by or withheld directly or indirectly from receipts of the Partnership (or any flow-through vehicle for relevant tax purposes in which the Partnership invests) shall be allocated among the Partners as reasonably determined by the General Partner and shall be deemed to have been distributed to each such Partner as Investment Proceeds to the extent that the payment or withholding of such taxes reduced Investment Proceeds otherwise distributable to such Partner (or gave rise to an obligation of such Partner to make a payment to the Partnership pursuant to this Section 3.4(d)), as the case may be, pursuant to this Section 3.4 (for this purpose taking into account with respect to each Partner any reduction in such taxes that occurs by reason of such Partner’s status). To the extent that such payment exceeds the cash distribution that such Partner would have received but for such payment or withholding, the General Partner shall notify such Partner as to the amount of such excess and such Partner shall make a prompt payment to the Partnership of such amount by wire transfer, which payment shall not constitute a Capital Contribution and, consequently, shall not reduce the Unpaid Capital Commitment or increase the Capital Account of such Partner.

(e) [Intentionally Omitted].

(f) Currency of Distributions. All cash distributions shall be made in U.S. dollars.

§ 4.1

(g) Distributions.

(i)          Each distribution of Investment Proceeds shall be made to the Partners in proportion to their respective Percentage Interests with respect to such Investment.

(ii)         Notwithstanding any provision to the contrary contained in this Agreement, the Partnership and the General Partner on behalf of the Partnership shall not be required to make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate the Act or any other applicable law.

Article IV

The General Partner

4.1.          Investment Guidelines. The investment objective of the Partnership is to invest in the BDC Shares. The Partnership shall not hold any investment other than the BDC Shares or cash in connection therewith. The BDC Shares held by the Partnership are referred to herein as “Investments”, and the issuers, companies, projects, entities, and structures in which the BDC makes an underlying investment, together with the BDC as appropriate, are referred to herein as “Issuers”. At such time as any funds of the Partnership are not invested in the BDC Shares or distributed to the Partners, the Partnership shall maintain such funds in cash.

4.2.          Powers of the General Partner.

(a) Generally. The management, conduct of business, operation and policy of the Partnership shall be vested exclusively in the General Partner, which shall have the power by itself, and shall be authorized and empowered on behalf and in the name of the Partnership, to carry out any and all of the objects and purposes of the Partnership and to perform all acts and enter into agreements and perform all contracts and other undertakings that it may deem necessary or advisable or incidental thereto, all in accordance with and subject to the other terms of this Agreement. Notwithstanding the foregoing and to the fullest extent permitted by law, the General Partner shall have the right to delegate to one or more other Persons any or all of its rights, powers and duties as the General Partner shall determine, including, without limitation, the right to delegate to the Investment Adviser and appoint the Investment Adviser as contemplated herein and in the Investment Advisory Agreement, provided that the General Partner shall not be relieved of any of its obligations hereunder as a result of any such delegation.

(b) Enumerated Powers. Without limiting the foregoing general powers and duties, the General Partner is hereby authorized and empowered on behalf and in the name of the Partnership, or on its own behalf and in its own name, or through agents as may be appropriate, subject to the limitations contained elsewhere in this Agreement:

§ 4.2

(i)          to take all actions to cause the Partnership to invest in the BDC Shares and fulfill its obligations under the Special Tender Offer;

(ii)         to hire for usual and customary payments and expenses consultants, brokers, prime brokers, appraisers, rating agencies, attorneys, accountants, administrators, advisors, subadvisors, depositaries and such other agents (whether Affiliates or third parties) for itself or for the Partnership as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Partnership;

(iii)        to act as (or appoint) the Partnership Representative and Designated Individual; have and exercise any authority permitted the Partnership Representative (and, to the extent reasonably practicable, the Designated Individual) under the relevant Partnership Audit Rules; take whatever steps the Partnership Representative deems necessary or desirable to perfect such designations and exercise such authority, including filing any forms and documents with the U.S. Internal Revenue Service or any other tax authority; and take such other action as may from time to time be required or authorized under applicable law;

(iv)        to make any and all elections for U.S. federal, state, local and non-U.S. tax matters, including any election pursuant to Section 6226 of the Code or any election to adjust the basis of Partnership property pursuant to Sections 734(b), 743(b) and 754 of the Code or, in each case, any comparable provisions of U.S. federal, state, local or non-U.S. law;

(v)         to deliver or cause to be delivered details in the prescribed form of any change in the Partnership which the General Partner is obliged to deliver pursuant to the provisions of the Act within the relevant time limit;

(vi)        to make, execute, deliver, record and file all certificates, instruments, documents, reports or statements, or any amendment thereto, of any kind necessary or desirable to accomplish the business, purpose and objectives of the Partnership, in each case as required by any applicable law, agreement or its business judgment;

(vii)       to authorize and delegate authority to any partner, director, officer, employee, Affiliate or other agent of the General Partner or agent or employee of the Partnership to act for and on behalf of the Partnership in all matters related or incidental to the foregoing; and

§ 4.3

(viii)      to carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Partnership’s investment and other activities.

(c) No Borrowing or Encumbrance. The General Partner shall not have the right to cause the Partnership or any Persons through which Investments are made to borrow or otherwise incur indebtedness. Furthermore, the General Partner, on behalf of the Partnership, shall not be permitted to hypothecate, charge, mortgage, assign, transfer, make a collateral assignment or pledge or grant a comparable security interest to a lender or other credit party of the Partnership of (i) the assets of the Partnership, (ii) the Capital Commitments, (iii) the General Partner’s right to call Capital Contributions, (iv) the Partnership’s right to receive Capital Contributions or (v) all other rights, titles, interests, remedies, powers and privileges of the Partnership and/or the General Partner under this Agreement and each Subscription Agreement.

(d) [Intentionally Omitted].

(e) [Intentionally Omitted].

(f) [Intentionally Omitted].

4.3.          Limitation on Liability.

(a) The General Partner shall be subject to all of the liabilities of a general partner under the Act, provided that to the fullest extent permitted by law, none of the General Partner, the Partnership Representative and Designated Individual, the Initial Limited Partner, their Affiliates, nor their respective members, officers, directors, employees, operating executives, managers, consultants, advisors, senior advisors, stockholders, shareholders, partners (other than Limited Partners in their capacity as such), agents, and any other Person who serves at the request of the General Partner on behalf of the Partnership as an officer, director, partner, member, consultant, senior advisor, operating executive or employee of or advisor to any other entity (each, an “Indemnified Party”), shall be liable to the Partnership or to any Limited Partner for (i) any act performed or omission made by such Indemnified Party in connection with the conduct of the business and affairs of the Partnership or the BDC or otherwise in connection with this Agreement, a BDC Subscription Agreement, or the Special Tender Offer or the matters contemplated herein or therein, unless such act or omission resulted from “Disabling Conduct,” which shall mean fraud, bad faith, willful misconduct, gross negligence, material violation of applicable U.S. federal securities laws, conduct that is the subject of a criminal proceeding where the Indemnified Party had no reasonable basis to believe that such conduct was lawful or a willful and material breach of this Agreement by such Indemnified Party, or (ii) any mistake, negligence, dishonesty or bad faith of any broker or other agent of the Partnership or the BDC, unless such Indemnified Party was responsible for the selection or monitoring of such broker or agent and acted in such capacity with gross negligence.

§ 4.4

(b) To the extent that, at law or in equity or otherwise, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the General Partner acting under this Agreement shall, to the fullest extent permitted by law, not be liable to the Partnership or to any such other Partner or any other Person bound by this Agreement for any act performed or omission made in good faith reliance on the provisions of this Agreement. To the fullest extent permitted by law, the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of the General Partner and its Affiliates otherwise existing at law or in equity or otherwise, are agreed by the Partners to modify to that extent such other duties and liabilities of the General Partner and its Affiliates.

(c) Each Indemnified Party may consult with legal counsel and accountants selected by it and any act or omission suffered or taken by it on behalf of the Partnership or in furtherance of the interests of the Partnership or the BDC in good faith in reliance upon and in accordance with the advice of such counsel or accountants shall be full justification for any such act or omission, and to the fullest extent permitted by law shall be indemnified by the Partnership and fully protected and not liable to the Partnership or any Partner in so acting or omitting to act, provided that such counsel or accountants were selected with reasonable care.

(d) To the fullest extent permitted by law, an Indemnified Party shall incur no liability to the Partnership or any Partner (i) in acting in good faith upon any signature or writing believed by such Indemnified Party to be genuine and may rely in good faith on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, (ii) for the accuracy or completeness of any information furnished by such Indemnified Party or other Indemnified Party regarding any Issuer where such information is obtained from a third party and not prepared by such Indemnified Party to the extent that such Indemnified Party acts in good faith and in reasonable reliance upon such information and that such Indemnified Party discloses those facts when it furnishes the information and (iii) for any error of judgment made in good faith by an officer or employee of such Indemnified Party, provided that such error does not constitute Disabling Conduct of such Indemnified Party or officer or employee of such Indemnified Party.

4.4.          Indemnification.

(a) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each of the Indemnified Parties from and against any and all claims, liabilities, damages, losses, costs and expenses (including legal fees and amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, whether or not in connection with proceedings by or in the right of the Partnership or any of the Partners, that are incurred by any Indemnified Party and arise out of or in connection with the affairs of the Partnership, the BDC or any activities undertaken in connection with the Partnership or the BDC, including acting as a director or the equivalent of any entity in or through which an Investment is made, directly or indirectly, or the performance by such Indemnified Party of any of the General Partner’s responsibilities hereunder or otherwise in connection with the matters contemplated herein, provided that:

§ 4.4

(i)          an Indemnified Party shall be entitled to indemnification hereunder only to the extent that such Indemnified Party’s conduct did not constitute Disabling Conduct; and

(ii)         the Partnership’s obligations hereunder shall not apply with respect to (A) any liability to pay tax arising out of the proper performance of the parties’ roles under this Agreement, provided that any costs and expenses relating to a dispute with a tax authority or taxes otherwise owed by the Partnership either directly or through any Investments, shall be subject to indemnification under this Section 4.4(a), provided, further that the Partnership’s obligations hereunder shall include tax of an Indemnified Party imposed on the amount of indemnification received hereunder, (B) claims, liabilities, damages, losses, costs and expenses arising solely out of disputes between or among the General Partner, its Affiliates, or their respective members, partners or shareholders (as the case may be), (C) [Intentionally Omitted], (D) General Partner Expenses, (E)  [Intentionally Omitted] or (F) claims, liabilities, damages, losses, costs and expenses arising solely out of conduct engaged in by an Indemnified Party in such Person’s capacity as a controlling person, director, officer, manager, partner, employee or agent of an Issuer to the extent that such conduct occurred after the first regularly-scheduled meeting of the board of directors of such Issuer following the time at which the Partnership had disposed of all of its investment in such Issuer and, in the case of a director, at which such director can practicably resign.

The termination of any proceeding by settlement shall not, of itself, create a presumption that any claims, liabilities, damages, losses, costs and expenses relating to such settlement or otherwise relating to such proceeding arose primarily from Disabling Conduct of any Indemnified Party. The satisfaction of any indemnification and any holding harmless pursuant to this Section 4.4(a) shall be from and limited to Partnership assets, and no Partner shall have any personal liability on account thereof. In determining whether an Indemnified Party’s conduct constituted Disabling Conduct, the Indemnified Party shall be entitled to rely on reports and written statements of the directors, officers, employees, agents, stockholders, members and partners of a Person in which the Partnership or the BDC holds an investment and any act or omission suffered or taken by such Indemnified Party arising out of or in connection with the affairs of the Partnership, the BDC, including acting as a director or the equivalent of any entity in which an investment is made in reliance upon and in accordance with such reports and written statements shall be full justification for any such act or omission, and the Indemnified Party shall be fully protected and not liable to the Partnership or any Partner in so acting or omitting to act unless the Indemnified Party knows that such reports or written statements were not true and complete in a respect that is material to the matter in question.

§ 4.4

(b) Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined ultimately that such Indemnified Party is not entitled to be indemnified hereunder. No advances shall be made by the Partnership under this Section 4.4(b) without the prior written approval of the General Partner (which may be given or withheld in the General Partner’s sole discretion) and, notwithstanding such approval, in respect of any action, suit or proceeding commenced by at least a Majority in Interest of the Limited Partners.

(c) The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law or equity or otherwise and shall extend to such Indemnified Party’s successors, assigns and legal representatives.

(d) Except as otherwise provided in Sections 4.4(f)-(j) below, any Person entitled to indemnification from the Partnership hereunder shall first seek recovery under any other indemnity or any insurance policies in respect of Issuers by which such Person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance policy provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis, as the case may be, and, if such Person is other than the General Partner, such Person shall obtain the written consent of the General Partner prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Person; and if liabilities arise out of the conduct of the affairs of the Partnership and any other Person for which the Person entitled to indemnification from the Partnership hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Partnership shall be limited to the Partnership’s proportionate share thereof as determined in good faith by the General Partner in light of its fiduciary duties (as modified by this Agreement) to the Partnership and the Limited Partners. Without limiting Sections 4.4(f)-(j) below, any Person receiving indemnification payments under this Agreement shall reimburse the Partnership for such indemnification payments to the extent that such Person also receives payments under an insurance policy in respect of such matter.

§ 4.4

(e) [Intentionally Omitted].

(f) Notwithstanding anything to the contrary in this Section 4.4, to the maximum extent permitted by applicable law, to the extent that an Indemnified Party is also entitled to be indemnified by, or receive advancement of expenses from, any potential, current or former entity in which an Investment has been made (directly or indirectly) by the Partnership (an “Issuer Indemnitor”) at which any Indemnified Party is, was or will be serving as a director, officer, employee, partner, manager, member, trustee, agent, independent contractor, advisor or senior advisor (an “Issuer Indemnified Party”) at the request of the Partnership, the General Partner or any of their respective Affiliates, with regards to any applicable liabilities, it is intended that (i) such Issuer Indemnitor shall be the indemnitor of first resort (i.e., its obligations to such Indemnified Party are primary and any obligation of the Partnership (or any Affiliate thereof other than such Issuer Indemnitor) to provide indemnification or advancement for the same liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of such liabilities) incurred by such Indemnified Party are secondary), (ii) the Partnership’s obligation, if any, to indemnify or advance expenses to any Indemnified Party who is or was serving at the Partnership’s request as an Issuer Indemnified Party shall be reduced by any amount that such Indemnified Party collects as indemnification or advancement from the applicable Issuer Indemnitor and (iii) if the Partnership (or any Affiliate thereof other than an Issuer Indemnitor) pays or causes to be paid, for any reason, any amounts that should have been paid by an Issuer Indemnitor, then (x) the Partnership (or any such Affiliate thereof other than an Issuer Indemnitor) shall be fully subrogated to all rights of the relevant Indemnified Party with respect to such payment, and (y) each relevant Indemnified Party shall assign to the Partnership all of the Indemnified Party’s rights to advancement or indemnification with respect to such payment from or with respect to such Issuer Indemnitor.

(g) To the extent that any Issuer Indemnitor maintains an insurance policy or policies providing liability insurance coverage for any Issuer Indemnified Parties, and to the extent that an Indemnified Party serves in any such capacity and coverage may be available in such capacity under such insurance policy or policies, the Indemnified Party shall request that such Issuer Indemnitor cause such insurance policy or policies to be paid and exhausted to cover any liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of the foregoing) that could be subject to advancement or indemnification hereunder before payment of such losses may be made hereunder or under any director and officer liability insurance policies, general partnership liability insurance policies or other liability insurance policies that may be maintained by or on behalf of the Partnership, the General Partner or any of their respective Affiliates (other than such Issuer Indemnitor).

§ 4.4

(h) To the extent that Carlyle maintains an insurance policy or policies providing liability insurance coverage for any of the Indemnified Parties hereunder, and to the extent that an Indemnified Party serves in any capacity pursuant to which coverage may be available in such capacity under such insurance policy or policies, the Indemnified Party shall request that such insurance policy or policies be paid and exhausted to cover any liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of the foregoing) that could be subject to advancement or indemnification hereunder before payment of such losses may be made by the Partnership hereunder; provided, for the avoidance of doubt, that Carlyle shall be under no obligation to maintain any such insurance policy.

(i) Notwithstanding anything to the contrary in this Section 4.4, to the maximum extent permitted by applicable law, to the extent that an Indemnified Party is also entitled to be indemnified by, or receive advancement of expenses from, the General Partner or any of their respective Affiliates (other than the Partnership) (an “Upper Tier Indemnitor”) at which any Indemnified Party is, was or will be serving as a director, officer, employee, partner, manager, member, trustee, agent, independent contractor, advisor or senior advisor (an “Upper Tier Indemnified Party”), with regard to any such liabilities, it is intended that subject to Section 4.4(f), (A) the Partnership shall be the indemnitor of first resort (i.e., its obligations to such Indemnified Party are primary and any obligation of any Upper Tier Indemnitor to provide indemnification or advancement for the same liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of such liabilities) incurred by such Indemnified Party are secondary), (B) any Upper Tier Indemnitor’s obligation, if any, to indemnify or advance expenses to any Indemnified Party who is or was serving as an Upper Tier Indemnified Party shall be reduced by any amount that such Indemnified Party collects as indemnification or advancement from the Partnership and (C) if any Upper Tier Indemnitor pays or causes to be paid, for any reason, any amounts that could have been paid by the Partnership, then (x) such Upper Tier Indemnitor shall be fully subrogated to all rights of the relevant Indemnified Party with respect to such payment, and (y) each relevant Indemnified Party shall assign to such Upper Tier Indemnitor all of the Indemnified Party’s rights to advancement or indemnification with respect to such payment from or with respect to the Partnership.

(j) In lieu of any indemnification and/or advancement arrangements between the Partnership and an Indemnified Party, in its capacity as an Issuer Indemnified Party or Upper Tier Indemnified Party, as applicable, the General Partner or any of their respective Affiliates may enter into other similar arrangements that it determines necessary or advisable to ensure that the Indemnified Party will remain eligible to be indemnified by, or receive advancement of expenses from, the Partnership, the applicable Issuer Indemnitor or the applicable Upper Tier Indemnitor, as applicable.

(k) Notwithstanding anything to the contrary set forth in Sections 4.4(f)-(h) above, (but without limitation of the Partnership’s rights to subrogation therein) the Partnership shall be permitted to advance at any time any expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder in accordance with Section 4.4(b) above if the General Partner determines that any Issuer Indemnitor and/or other applicable insurance policy would not advance and/or otherwise cover such costs and expenses on a timely basis, in which case the other provisions of Sections 4.4(f)-(h) shall otherwise continue to apply.

§ 4.5

(l) In the case of any Governmental Plan, if a provision of this Agreement is inconsistent with restrictions under the laws applicable to such Governmental Plan with respect to the provision of indemnification by such Governmental Plan, then such Governmental Plan shall not be obligated to make any payment constituting such indemnification in excess of the indemnification which such Governmental Plan is permitted to make under such laws; provided that the Governmental Plan notifies the General Partner in writing of such restriction prior to its admission to the Partnership. For the avoidance of doubt, the liability of no other Limited Partner shall be increased as a result of the foregoing, and as such the liability of each such other Limited Partner shall be calculated as if such Governmental Plan had not been excused from making payments pursuant to this Section 4.4(l).

4.5.          General Partner as Limited Partner. The General Partner shall also be treated as a Limited Partner to the extent that it purchases or becomes a transferee of all or any part of the Interest of a Limited Partner, and to such extent shall be treated as a Limited Partner in all respects with respect to such Interest. Any Interest of a Limited Partner that is held by the General Partner or any of its Affiliates shall be deemed to have been voted and/or abstained on any matter in the same manner and proportions as the aggregate Interests of the other Limited Partners are voted and/or abstained on any matter.

4.6.          Conflicts of Interest; Other Activities. By acquiring an interest in the Partnership, each Limited Partner acknowledges and agrees that except as provided herein, this Agreement shall not be construed in any manner to preclude Carlyle, the General Partner, any of their Affiliates, or any of their respective officers, directors, employees, senior advisors, operating executives, partners, members, managers, consultants or advisors from engaging in any activity whatsoever permitted by applicable law, and such Persons shall have no obligation to account to the Partnership or the BDC for any profits derived from such activity (including any fiduciary duty) and the engagement by them in any such activity shall not constitute a breach of any duty hereunder or otherwise existing at law, in equity or otherwise. If any matter arises that the General Partner determines in its good faith judgment constitutes an actual conflict of interest, the General Partner may take such actions as may be necessary or appropriate to diminish or avoid the conflict. These actions may include, by way of example and without limitation, disposing of the security giving rise to the conflict of interest, appointing an independent fiduciary.

§ 4.7

4.7.          Valuation.

(a) All determinations of Fair Market Value to be made hereunder shall be made pursuant to the terms of this Section 4.7. For all purposes of this Agreement, all determinations of Fair Market Value that have been made in accordance with the terms of this Section 4.7 shall be final and conclusive on the Partnership and all Partners, their successors and assigns.

(b) [Intentionally Omitted].

(c) The Fair Market Value of any Investments shall be based on the “fair market value” (or other similar term) of such Investment as determined by the BDC.

4.8.          ERISA Covenant. For so long as there is any Limited Partner that is an ERISA Partner whose assets are subject to Title I of ERISA or Section 4975 of the Code, the General Partner shall use commercially reasonable efforts at all times to provide that investment by “benefit plan investors” in the Partnership will not be “significant” (as each such term is defined in the Plan Asset Regulations as modified by Section 3(42) of ERISA).

Article V

The Limited Partners

5.1.          Management.

(a) No Participation in Management. Except as expressly provided in this Agreement, no Limited Partner shall take part in or have the right or power to participate in the conduct of business, management or affairs of the Partnership, nor shall any Limited Partner have the power to sign for or bind the Partnership or deal with third parties on behalf of the Partnership without the consent of the General Partner. To the fullest extent permitted by law, the exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by such Limited Partner in the conduct of the business of the Partnership so as to make such Limited Partner liable as a general partner of a limited partnership for the debts and obligations of the Partnership for purposes of the Act. Subject to applicable law, no Limited Partner owes any duty (fiduciary or otherwise) to the Partnership or any other Partner as a result of such Limited Partner’s status as a Limited Partner, provided that this in no way limits any express obligations of a Limited Partner provided for herein or in such Limited Partner’s Side Letter (if any), and/or Subscription Agreement.

(b) [Intentionally Omitted].

(c) [Intentionally Omitted].

§ 5.2

(d) Pass-Through Voting of BDC Shares. Notwithstanding anything to the contrary in this Agreement, including Section 7.4 and the notice and record date provisions thereof, whenever any consent or vote of the holders of the BDC Shares is solicited, the General Partner shall solicit the consent of the Limited Partners in writing and the General Partner shall cause the Partnership to provide its consent or vote to the BDC with respect to the BDC Shares then held by the Partnership in the same ratio as the Limited Partners’ consent under this Section 5.1(d) (such ratio to be determined in respect of the then-current portion of BDC Shares that are attributable to the respective Limited Partners). The General Partner shall be permitted to elect, with the consent of a Limited Partner, under and subject to the provisions of the BDC Charter, to hold all or any fraction of the Partnership’s interest in the BDC Shares in respect of such Limited Partner as a non-voting interest. Such pass-through voting rights shall conform to the requirements of Section 12(d)(1)(E) of the Investment Company Act.

5.2.          Liabilities of the Limited Partners. Except as provided by the Act or other applicable law and subject to the obligations to make Capital Contributions pursuant to Article III, to indemnify or reimburse the Partnership and the other Partners as provided in Section 10.6, and as otherwise expressly required by this Agreement or applicable law, no Limited Partner shall have any personal liability whatsoever in its capacity as a Limited Partner, whether to the Partnership, to any of the Partners, or to the creditors of the Partnership, for the debts, liabilities, contracts, or other obligations of the Partnership or for any losses of the Partnership. To the extent any Limited Partner is required by the Act or hereunder to return to the Partnership any distributions made to it and does so, such Limited Partner shall, to the maximum extent permitted by law, have a right of contribution from each other Limited Partner similarly liable to return distributions made to it hereunder or under the Act to the extent that such Limited Partner has returned a greater percentage of the total distributions made to it and so required to be returned by it than the percentage of the total distributions made to such other Limited Partner and so required to be returned by it.

5.3.          Limited Partners’ Outside Activities. Notwithstanding any duty otherwise existing at law or in equity, a Limited Partner shall be entitled to and may have business interests and engage in activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership and the entities in which the Partnership invests, and may engage in transactions with, and provide services to, the Partnership or any such entity. None of the Partnership, any other Partner or any other Person shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

§ 5.4

5.4.          Voting Rights. Due to investment policies applicable to Cliffwater Corporate Lending Fund (the “Cliffwater Limited Partner”) under the Investment Company Act, in the event that, and for so long as, the Cliffwater Limited Partner, together with Cliffwater LLC (“Cliffwater Adviser”) and any other funds or entities managed by Cliffwater Adviser (collectively with Cliffwater Adviser and the Investor, the “Covered Cliffwater Entities”), Beneficially Own more than 4.99% of the outstanding Interests, each of the Cliffwater Limited Partner and Cliffwater Adviser hereby irrevocably agree not to vote or cause to be voted, and forego and waive any “voting rights” any such Covered Cliffwater Entity has in respect of, such portion of the Interests that exceeds 4.99% of the then-outstanding Interests. For purposes of the foregoing, “voting rights” shall be rights deemed to be the equivalent to the right to vote for the election or removal of a director under applicable interpretations of the term “voting security” under the Investment Company Act by the SEC or its staff.

Article VI

Expenses and Fees

6.1.          Expenses.

(a) The Partnership shall not have any salaried personnel. Except as set forth in Section 6.1(c) and 6.1(d), the General Partner and its Affiliates, but not the Partnership or any Limited Partner, shall bear and be charged with (i) all organizational expenses incurred in connection with structuring, organizing, forming and establishing the Partnership and the General Partner, including any taxes not payable by the Limited Partners, and (ii) all costs, fees, expenses and liabilities related to the Partnership’s operation.

(b) The Partnership shall not be directly charged a management fee or incentive fee. Such management fee and incentive fee shall be charged at the level of the BDC.

(c) Notwithstanding anything to the contrary in this Agreement, the Partnership shall be responsible for satisfying its indemnification obligations set forth in Section 4.4.

(d) Notwithstanding anything to the contrary in this Agreement, the General Partner may withhold from any distributions amounts necessary to in its sole discretion, create appropriate reserves for expenses and liabilities, contingent or otherwise, of the Partnership with respect to indemnification obligations of the Partnership pursuant to Section 4.4.

6.2.          [Intentionally Omitted].

§ 7.1

Article VII

Books and Records and Reports to Partners

7.1.          Books and Records. The General Partner shall keep or cause to be kept complete and appropriate records and books of account. Except as otherwise expressly provided herein, such books and records shall be maintained on a basis which allows the proper preparation of the Partnership’s financial statements and tax returns. Each Limited Partner shall be required to provide such information to the General Partner as may be reasonably required to facilitate the preparation of such financial statements and tax returns. The books and records shall be maintained at the principal office of the Partnership and shall be retained by Carlyle for a period of five years after the dissolution of the Partnership. Any Limited Partner (other than a Defaulting Limited Partner) or its duly authorized representatives shall be permitted to inspect the books and records of the Partnership for any proper purpose reasonably related to such Limited Partner’s Interest consistent with reasonable confidentiality restrictions established by the General Partner, at any reasonable time during normal business hours upon reasonable advance notice and at the sole cost and expense of such Limited Partner.

7.2.          Income Tax Information.

(a) The General Partner shall prepare and send, or cause to be prepared and sent, within 90 calendar days after the end of each Fiscal Year, subject to reasonable delays in the event of the late receipt of any necessary financial or tax statements from any Person in which the Partnership holds Investments, to each Person who was a Partner at any time during such Fiscal Year, a U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.” or of any successor schedule or form, for such Person. The General Partner shall provide to any Limited Partner any other information reasonably available to the General Partner that such Limited Partner may reasonably request and that is required for the purpose of applying for refunds of withholding taxes or for other tax reporting purposes, in each case arising solely by reason of the activities of the Partnership or the BDC. For the avoidance of doubt, the General Partner has the exclusive authority to file (or cause to be filed) a tax return for the Partnership and to appoint or designate, and revoke (or otherwise modify) the appointment or designation, of a Partnership Representative and/or Designated Individual.

(b) Each Limited Partner shall on request of the General Partner provide, and hereby authorizes the General Partner to obtain on its behalf, such information (including without limitation tax identification or reference numbers) as may reasonably be required in connection with (i) preparing or making any tax returns which the Partnership, the BDC or the General Partner is obliged to file in relation to the activities and Investments of the Partnership or the BDC or facilitating the assessment of any Person in respect thereof, (ii) any tax election of the Partnership, the BDC or any Issuer or (iii) any audit, examination or investigation (including any judicial or administrative proceeding) of the Partnership, the BDC or any Issuer. Each Partner shall file all applicable tax returns with respect to such Partner’s distributive share of any item of the Partnership’s income, gain, loss, deduction or credit in a manner consistent with the Partnership’s tax treatment of such item.

§ 7.3

(c) In the event the Partnership shall be the subject of an income tax audit by any U.S. federal, state or local authority, to the extent the Partnership is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Partnership Representative (and any Designated Individual) shall have sole authority to make elections and otherwise act on behalf of the Partnership, and its decision shall be final and binding upon the Partnership and each Partner thereof, provided, however, that the Partnership Representative (and any Designated Individual), if a person other than the General Partner, shall act in such capacity solely at the direction of the General Partner.

7.3.          Reports to Partners. The General Partner shall send to each Limited Partner a copy of each report and notice that is generally delivered to all BDC Shareholders. In addition, subject to Sections 11.4(d) and 11.4(e), within 90 calendar days (subject to reasonable delays in the event of the late receipt of any necessary financial statements from the BDC), after the end of each Fiscal Quarter of each Fiscal Year of the Partnership from and after the first year in which the Partnership holds an Investment, the General Partner shall send to each Person who was a Partner during such period:

(A)         a balance sheet as of the end of such period;

(B)         a statement of income or loss and a statement of Partners’ capital for such period; and

(C)         such Partner’s Capital Account balance.

7.4.          Partnership Meetings.

(a) The General Partner may call a special meeting of the Partnership, which may be combined with any meeting of the BDC, by giving at least 14 calendar days’ notice of the time and place of such meeting to each Limited Partner, which notice shall set out the agenda for such meeting. The General Partner shall promptly call a special meeting of the Partnership if a Majority in Interest of the Limited Partners request that a special meeting of the Partnership be so called. The General Partner shall give at least 21 calendar days’ notice of the time and place of such meeting to each Limited Partner, which notice shall set out the agenda for such meeting.

§ 7.4

(b) Any action required to be, or which may be, taken at any special meeting by the Partners may be taken in writing without a meeting if consents thereto are given by the General Partner and Limited Partners holding Interests in an amount not less than the amount that would be necessary to take such action at a meeting. Any meeting of the Partnership may be held in person or by means of telephone or similar communications equipment by means of which all Persons participating in such meeting can hear each other.

(c) A Limited Partner may vote its Interest at any meeting either in person or by a proxy which such Limited Partner has duly executed in writing. The General Partner may permit Persons other than Partners to observe a meeting, provided that no such Person shall be entitled to vote its Interest unless pursuant to a duly executed proxy in writing as aforesaid.

(d) The chairperson of any special meeting shall be a Person affiliated with and designated by the General Partner. A Person designated by the General Partner shall keep written minutes of all of the proceedings and votes of any such meeting. To the extent that the rules and procedures for the conduct of a meeting of the Limited Partners are not prescribed by this Agreement, such rules and procedures shall be determined by the chairperson of the meeting.

(e) The General Partner may set in advance a record date for determining the Limited Partners entitled to notice of and to vote at any meeting or entitled to express consent to any action in writing without a meeting. No record date shall be less than 10 nor more than 60 calendar days prior to the date of any meeting to which such record date relates nor more than 10 calendar days after the date on which the General Partner sets the record date for any action by written consent.

(f) Any resolution, consent, approval or appointment made by the Limited Partners in accordance with the provisions of this Agreement (including a consent requested pursuant to Section 5.1(d) of this Agreement) shall be binding on all Limited Partners and their respective heirs, executors, administrators or other legal representatives, successors and assigns, whether or not, as applicable, such Limited Partner was present or represented by proxy at the meeting at which such resolution was passed (or, with respect to Section 5.1(d), whether or not such Limited Partner responded to the solicitation for a written consent) and whether or not such Limited Partner voted against such resolution.

§ 8.1

Article VIII

Transfers, Withdrawals and Default

8.1.          Transfer and Withdrawal of the General Partner.

(a) Voluntary Transfer. Except as otherwise provided in this Agreement, without the consent of 80% in Interest of the Limited Partners, the General Partner shall not have the right to Transfer all or any portion of its interest as the general partner of the Partnership to Persons other than its Affiliates and the General Partner shall not have the right to withdraw from the Partnership, provided that without the consent of the Limited Partners the General Partner may, at the General Partner’s expense, be reconstituted as or converted into a corporation, partnership or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, or Transfer all or any part of its interest as general partner of the Partnership to one or more of its Affiliates so long as (i) such reconstitution, merger, consolidation, conversion or Transfer does not have material adverse tax or legal consequences for the Limited Partners (other than Affiliates of the General Partner), and (ii) such other entity shall have assumed in writing all or part, as applicable, all of the obligations of the General Partner under this Agreement, the Subscription Agreements and any other related agreements of the General Partner. In the event of a Transfer by a General Partner of all of its interest as a general partner of the Partnership in accordance with this Section 8.1(a), upon execution of a counterpart to this Agreement or an instrument pursuant to which the Transferee agrees to adhere to and be bound by this Agreement, the Transferee of such interest shall be substituted in its place and admitted as a general partner of the Partnership effective immediately prior to such assignment or other transfer and such successor is hereby authorized to and shall continue the Partnership without dissolution, and immediately thereafter the General Partner shall withdraw as a general partner of the Partnership and shall cease to be the general partner of the Partnership. The foregoing provisions of this Section 8.1(a) shall not prevent the General Partner from assigning by way of security or otherwise pledging, charging or granting security over its rights under this Agreement pursuant to the terms of any transaction contemplated by Sections 4.2(e) and 4.2(f) or otherwise as permitted by this Agreement.

(b) Removal/Dissolution with or without Cause. (i) A Majority in Interest of the Limited Partners may, at their option, require the removal, effective as of a date not less than 90 calendar days from the date of notice to the General Partner of such removal, of the General Partner from the Partnership and the substitution of another Person as general partner of the Partnership in lieu thereof (which successor general partner shall be approved by a Majority in Interest of the Limited Partners), and (ii) 80% in Interest of the Limited Partners may, at their option at any time, require the removal, effective as of a date not less than 60 calendar days from the date of notice to the General Partner of such removal, of the General Partner from the Partnership and the substitution of another Person as general partner of the Partnership in lieu thereof (which successor general partner shall be approved by 80% in Interest of the Limited Partners), provided that, with respect to any such removal pursuant to clause (i) or clause (ii), any successor to the General Partner shall be substituted prior to, or at the same time as, the removal of the General Partner, and provided, finally, that if the General Partner is removed and no successor is appointed, the Partnership shall be dissolved and wound up in accordance with the provisions of Section 9.2. The successor general partner of the Partnership shall be deemed admitted as the general partner of the Partnership upon its execution of a counterpart to this Agreement, effective immediately prior to the removal of the replaced General Partner or contemporaneously with the removal of the replaced General Partner, and is hereby authorized to, and shall, continue the business of the Partnership.

§ 8.1

(c) Disabling Event. The General Partner shall cease to be the general partner of the Partnership upon the occurrence of a Disabling Event, and thereafter, except as required by applicable law, neither the General Partner nor its successors in interest shall have any of the powers, obligations or liabilities of a general partner of the Partnership under this Agreement or under applicable law. Subject to Section 9.1(iii), upon the occurrence of any Disabling Event the Partnership shall be wound up and thereafter dissolved in accordance with the provisions of Section 9.2. The General Partner shall promptly give notice to the Limited Partners of the occurrence of any Disabling Event. If the General Partner shall cease to be the general partner of the Partnership upon the occurrence of a Disabling Event and a Majority in Interest of the Limited Partners shall determine to appoint a successor general partner to continue the business of the Partnership, notice of that determination shall be given to the General Partner by a party authorized by such Limited Partners to give such notice on behalf of such Limited Partners.

(d) [Intentionally Omitted]

(e) [Intentionally Omitted]

(f) [Intentionally Omitted]

(g) No Post-Removal Liabilities. Any General Partner that is removed or ceases to be a general partner of the Partnership upon the occurrence of a Disabling Event, or Transfers, in accordance with this Agreement, all of its interest as general partner of the Partnership or otherwise ceases to be a general partner of the Partnership shall remain liable for obligations and liabilities incurred on account of its activities as General Partner prior to the time of such removal, but shall have no such liability in respect of obligations or liabilities incurred by the Partnership thereafter since it is then no longer a general partner of the Partnership.

§ 8.2

(h) Continued Indemnification. The removed General Partner and its Affiliates and any of their members, officers, directors, employees, operating executives, stockholders, shareholders, partners, managers, consultants, advisors, senior advisors and any other Person who served at the request of the removed General Partner on behalf of the Partnership as an officer, director, partner, member or employee of any other entity shall continue to be entitled to indemnification hereunder pursuant to Section 4.4, but only with respect to claims, liabilities, damages, losses, costs and expenses (i) relating to Investments made prior to the removal of the replaced General Partner or (ii) arising out of or relating to their activities during the period prior to the removal of the replaced General Partner as the general partner of the Partnership or otherwise arising out of the replaced General Partner’s status as general partner of the Partnership or any of its Affiliates.

(i) Amendments. Notwithstanding anything to the contrary set forth herein, any amendment on or after the effective date of the replacement of the General Partner to (i) any provision of this Agreement that adversely affects the replaced General Partner’s, or its Affiliates’ rights under this Agreement and is not equally adverse to any other Partner or (ii) any of Sections 8.1(g) through 8.1(j) shall require the written consent of the removed General Partner.

(j) Change of Partnership Name. Notwithstanding any provision in this Agreement, the removed General Partner shall have the right, without the consent of any Limited Partner or the successor general partner of the Partnership or any other Person, to cause the name of the Partnership to be changed so that it does not include the word “Carlyle” or any variation thereof, and any successor general partner of the Partnership or liquidating trustee of the Partnership shall make any filings and any amendments to this Agreement and the Certificate of Limited Partnership to implement such changes or related thereto, and thereafter the Partnership shall not have the right to use the name “Carlyle” or any abbreviation or derivation thereof.

8.2.          Transfers/Substitutions by Limited Partners.

(a) A Limited Partner may not Transfer its Interest (including any right to receive distributions or allocations in respect of such Interest) or Capital Commitments, whether voluntarily, involuntarily, by merger, by operation of law or otherwise in whole or in part to any Person (a “Transferee”) without the prior written consent of the General Partner, which shall not be unreasonably withheld. Notwithstanding anything in this Section 8.2 to the contrary, the General Partner shall not withhold its consent to any Transfer by a Limited Partner of all or a portion of its Interest or Capital Commitments to a Person if such Person is an Affiliate of such Limited Partner. The foregoing sentence is subject to (I) the Transferee giving, to the General Partner’s reasonable satisfaction, the same representations, warranties and undertakings as the Transferor has given in its Subscription Agreement (to the extent applicable) or as the General Partner shall otherwise reasonably require and (II) the Transferee or substitute Limited Partner agreeing to assume the obligations of the Transferor. Notwithstanding the foregoing, unless agreed to by the General Partner in writing, no Limited Partner may enter into, create, sell or Transfer any financial instrument or contract the value of which is determined in whole or in part by reference to the Partnership or the BDC (including the amount of Partnership distributions, the value of Partnership assets, or the results of Partnership operations), within the meaning of Treasury Regulations Section 1.7704-1(a)(2)(i)(B).

§ 8.2

(b) No Transferee may be admitted as a substitute Limited Partner in the Partnership without the consent of the General Partner, which shall not be unreasonably withheld. A Transferee that is not admitted as a substitute Limited Partner shall be entitled only to allocations and distributions with respect to the Interest Transferred to it as if it were a substitute Limited Partner, provided that notice has been given to the General Partner by the Transferor that such allocations and distributions shall be made to the Transferee instead of the Transferor, and provided, further, that the Transferee shall, to the fullest extent permitted by law, have no rights to vote such Interest, to participate in the conduct of the business or management of the Partnership or to any information or accounting of the affairs of the Partnership and shall not have any of the other rights of a Partner pursuant to this Agreement, which rights shall remain with the Transferor.

(c) Notwithstanding anything in this Section 8.2 to the contrary, on or after the two year anniversary of the consummation of the Special Tender Offer, upon the written request of any Limited Partner that was admitted to the Partnership at or prior to the commencement of the Special Tender Offer, the General Partner shall use commercially reasonable efforts to help facilitate a Transfer by such Limited Partner of all or any portion of such BDC Shares held by the Partnership that are attributable to such Limited Partner to a Person. The foregoing sentence is subject to (I) such recipient giving, to the General Partner’s reasonable satisfaction, such representations, warranties and undertakings as the General Partner shall reasonably require, (II) the recipient of such BDC Shares agreeing to assume such obligations in respect of the BDC Shares as the General Partner shall reasonably require, and (III) the Limited Partner reimbursing the Partnership for any related costs or expenses incurred by the Partnership, the General Partner, the Manager or their Affiliates in respect of the foregoing.

(d) [Intentionally Omitted].

(e) The General Partner shall prohibit any Transfer (and shall not recognize any such Transfer) if such Transfer would cause the Partnership to be treated as a “publicly traded partnership” that is taxable as a corporation within the meaning of Section 7704 of the Code and the regulations promulgated thereunder. Notwithstanding any other provision of this Section 8.2 to the contrary, the General Partner may withhold its consent to any Transfer by a Limited Partner of all or a portion of its Interest or Capital Commitments if the General Partner determines that the Partnership could have a “substantial built in loss” within the meaning of Section 743(d) of the Code immediately after such Transfer, unless such Limited Partner seeking such Transfer agrees in writing to reimburse the General Partner and the Partnership for all reasonable accounting costs of the General Partner and the Partnership arising from or relating to such Transfer.

§ 8.3

(f) Promptly upon request therefor by the General Partner, a Transferee shall provide the General Partner with the information specified in Treasury Regulations Section 1.743-1(k)(2) (or any successor provision) in the manner specified by such regulation, whether or not an election under Section 754 of the Code is in effect with respect to the Partnership, and any other information reasonably requested by the General Partner in connection with adjustments made under Section 743 of the Code or an election made under Section 743(e) of the Code. If the General Partner informs the Transferee that the Partnership has made an election to be treated as an “electing investment partnership” (within the meaning of Section 743(e) of the Code), the Transferee shall (i) promptly upon request therefor by the General Partner, provide to the General Partner such information as shall enable the Partnership to comply with its obligations under Section 6031(f) of the Code with respect to its Interest and (ii) cooperate with the General Partner to maintain that status and shall not take any action that would be inconsistent with the treatment of the Partnership as an “electing investment partnership.” If the General Partner informs the Transferor that the Partnership has made an election to be treated as an “electing investment partnership” (within the meaning of Section 743(e) of the Code), the Transferor shall promptly upon request therefor by the General Partner, provide to the General Partner such information as shall enable the Partnership to comply with its obligations under Section 6031(f) of the Code with respect to the Interest Transferred by such Transferor.

(g) [Intentionally Omitted].

(h) To the fullest extent permitted by law, any attempted Transfer not made in accordance with this Section 8.2 shall be null and void.

8.3.          Defaulting Limited Partners. If any Limited Partner (a) fails to make, when due, any portion of the Capital Contribution required to be contributed by such Limited Partner pursuant to this Agreement, or any Subscription Agreement or to make any other payment required to be made by it hereunder when required to be made, and such failure continues for seven calendar days, (b) purports to Transfer all or any part of its Interest other than in accordance with this Agreement or (c) otherwise commits a willful and material breach of this Agreement, then such Limited Partner shall be deemed a “Defaulting Limited Partner” and hereby acknowledges and agrees that it shall also be treated as a “Defaulting Investor” under the terms of any BDC Subscription Agreement governing such portion of such BDC Shares held by the Partnership that are attributable to such Limited Partner and that such portion of such BDC Shares held by the Partnership that are attributable to such Limited Partner shall be subject to the remedies available to the BDC under such BDC Subscription Agreement, to the fullest extent permitted by such BDC Subscription Agreement. In connection with the foregoing, the General Partner may in its sole discretion institute a lawsuit against any Defaulting Limited Partner for specific performance of its obligation to make Capital Contributions and any other payments to be made hereunder by a Limited Partner and to collect any overdue amounts hereunder, and each Limited Partner agrees to pay on demand all costs and expenses (including reasonable attorneys’ fees) incurred by or on behalf of the Partnership in connection with the enforcement of this Agreement, any Subscription Agreement against such Limited Partner as a result of a default by such Limited Partner (such costs and expenses, “Enforcement Costs”). No course of dealing between the General Partner and any Defaulting Limited Partner and no delay in exercising any right, power or remedy conferred in this Section 8.3 or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. No breach by any party of its obligations under this Agreement, any Subscription Agreement shall excuse the performance by any other party of its obligations under this Agreement, any Subscription Agreement.

§ 8.4

8.4.          Further Actions. The General Partner, without the consent of any other Partner or any other Person, shall cause this Agreement, any Subscription Agreement to be amended as appropriate to reflect the occurrence of any of the transactions referred to in this Article VIII as promptly as is practicable after such occurrence. Notwithstanding any other provision of this Agreement, the General Partner shall have full authority without the consent of any other Person, including any other Partner, to make all adjustments to the Percentage Interests, Capital Accounts, Capital Commitments, Unpaid Capital Commitments, and Capital Contributions of the Partners as may be necessary or otherwise appropriate (as determined by the General Partner in a manner consistent with its fiduciary duties under this Agreement and the Act) to give effect to and reflect the occurrence of any of the transactions referred to in this Article VIII, so long as such adjustment does not materially and adversely affect the interests of the Non-Defaulting Partners or the remaining Limited Partners, as applicable.

8.5.          Admissions and Withdrawals Generally. Except as expressly provided in this Agreement, no Partner shall have the right to withdraw from the Partnership or to withdraw any part of its Capital Account or to be repaid any part of its Capital Contributions and no additional Partner may be admitted to the Partnership. Each new Partner shall be admitted as a Partner upon the execution by or on behalf of it, and acceptance thereof by the General Partner, of an agreement pursuant to which it adheres to and becomes bound by the terms of this Agreement. The names and addresses of all Persons admitted as Partners and their status as General Partner or a Limited Partner shall be maintained in the records of the Partnership. The General Partner may in its absolute and sole discretion, waive any requirements or conditions to admission of Limited Partners as set out in this Agreement from time to time.

§ 8.6

8.6.          Quarterly Tender Offers.

(a) During the period starting on the Initial Investment Date through the date that falls on the 18-month anniversary of the Initial Investment Date (the “Lockup Period”), the Partnership, as a BDC Shareholder, shall not be permitted to tender any BDC Shares held by the Partnership in connection with any issuer tender offer for BDC Shares. Following the Lockup Period, the Partnership shall pass through any tender offers for BDC Shares, including any of the BDC's issuer tender offers, to the Limited Partners and shall submit tender requests to the BDC in accordance with the instructions of the Limited Partners.

(b) The Partnership shall distribute proceeds received in connection with BDC Shares sold in any tender offer promptly to the Limited Partners following its receipt of proceeds.

(c) In the event that the BDC conducts one or more tender offers as required by Section 61(a)(2)(D)(ii) of the Investment Company Act, in connection with a change in the BDC’s asset coverage requirements, neither the Partnership nor any Limited Partner in its individual capacity shall participate in such tender offer(s).

(d) Each Limited Partner and the Partnership shall use its reasonable best efforts to cause to be commenced and completed the Special Tender Offer. The Limited Partners shall cooperate with the Partnership and the Investment Adviser to (i) prepare offer documents relating to the Special Tender Offer, including without limitation a Schedule TO-T, offer to purchase, letter of transmittal, and other required or customary ancillary documents and exhibits (collectively, with any amendments or supplements thereto, the “Offer Documents”), and (ii) to respond to comments from the SEC with respect to the Offer Documents as promptly as reasonably practicable, provided that no (i) disclosure specific to a particular Limited Partner or materials that will be binding directly on a particular Limited Partner shall be included in the Offer Documents or (ii) response to any SEC comment that relates to a particular Limited Partner shall be submitted to the SEC, in each case, without the written consent of the relevant Limited Partner, which consent shall not be unreasonably withheld. The Limited Partners, the Partnership, and the Investment Adviser shall use commercially reasonable efforts to ensure that the Offer Documents be initially filed with the SEC and distributed to BDC shareholders prior to April 4, 2022 (or such later date as may be agreed to in writing by the Limited Partners and the Investment Adviser).

§ 8.7

(e) Each of the Limited Partners shall furnish to the Partnership and the Investment Adviser all information as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Offer Documents (including by responding to comments from the SEC). No filing of, or amendment or supplement to, the Offer Documents shall be made by the Partnership without providing the Limited Partners a reasonable opportunity to review and comment thereon.

(f) The Special Tender Offer shall be conducted in accordance with the applicable requirements of Regulations 14D and 14E under the Securities Exchange Act of 1934, as amended.

(g) The Limited Partners agree that the Special Tender Offer shall not be extended; except that, the Special Tender Offer shall be extended for the minimum period of days as required by applicable law, including any rule, regulation, interpretation or position of the SEC or its staff or as may be necessary to resolve any comments of the SEC or its staff, in each case, as applicable to the Special Tender Offer or related offer documents.

8.7.          Withdrawals.

(a) A Limited Partner may be required to completely or partially withdraw from the Partnership if (i) in the reasonable judgment of the General Partner based upon written advice of counsel, by virtue of that Limited Partner’s Interest, the assets of the Partnership would be reasonably likely to be characterized as assets of an employee benefit plan for purposes of the Plan Asset Regulations, Title I of ERISA, Section 4975 of the Code or any applicable Similar Law, whether or not such Limited Partner is subject to Title I of ERISA, Section 4975 of the Code or any Similar Law or (ii)(A) it is reasonably likely that such Limited Partner’s continued participation in the Partnership would cause a violation of any law, regulation or governmental order to which the Partnership, the General Partner, any Issuer or any of their Affiliates is subject and such violation would have a material adverse effect on any of the aforementioned Persons, (B) the Partnership or any Partner is reasonably likely to be subject to any requirement to register under the Investment Company Act, (C) a significant delay, extraordinary expense or material adverse effect on the Partnership, the General Partner, any Issuer or any of their Affiliates or any future investment of the Partnership or the BDC is likely to result without such withdrawal or (D) such withdrawal is necessary for the Partnership to comply with FATCA.

§ 8.7

(b) A Limited Partner shall have the power to request that the General Partner require it to completely or partially withdraw from the Partnership (and the General Partner shall have the power to require such withdrawal) if (i) by reason of a change in any law, regulation, rule or governmental order to which such Limited Partner is subject occurring after its admission to the Partnership, a violation of any such law, regulation, rule or governmental order is likely to result without such withdrawal, (ii) such Limited Partner’s continued participation in the Partnership would be likely to result in a violation of an established policy to which such Limited Partner is subject and which was adopted by such Limited Partner to comply with applicable law, provided that such established policy (A) was provided to, and agreed to in writing for this purpose by, the General Partner prior to the closing of such Limited Partner’s investment in the Partnership and (B) continues in effect as of the date such withdrawal is sought, provided, further, that it is understood to the extent any such accepted policy requires withdrawal (in addition to not making Capital Contributions and/or other payments required to be made hereunder), the General Partner may implement any such action as if there was a violation under and pursuant to this Section 8.7(b)(ii) and the General Partner may enter into agreements with particular Limited Partners implementing the terms thereof with respect to such policy or (iii) in the case of a Limited Partner that is a Public Pension Fund (A) there has been a finding by any court or governmental body of competent jurisdiction in a final judgment or an admission by Carlyle in a settlement of any lawsuit (provided, for the avoidance of doubt, that the settlement of a lawsuit shall not in and of itself be deemed an admission) that Carlyle has materially violated the Public Pension Fund Reform Code of Conduct adopted by it on May 14, 2009, as such Code may be amended, modified or supplemented from time to time (the “Public Pension Fund Reform Code of Conduct”), with respect to such Public Pension Fund and (B) such material violation has not been cured (to the extent curable) within 60 calendar days after such finding or admission. Any Limited Partner withdrawing pursuant to this Section 8.7(b) shall remain liable to the Partnership to the extent of any breach of a representation, warranty or covenant made by such Limited Partner to the Partnership.

(c) A Limited Partner seeking to withdraw pursuant to Section 8.7(b) shall supply such opinions of counsel and other information as the General Partner may reasonably request to verify such Limited Partner’s right to withdraw pursuant thereto.

(d) To the extent practicable, a Limited Partner seeking to withdraw pursuant to Section 8.7(b) shall cooperate with the General Partner in seeking to arrange a Transfer of such Limited Partner’s Interest in lieu of such Limited Partner’s withdrawal.

(e) Each Limited Partner shall be required to use its commercially reasonable efforts to notify the General Partner as soon as reasonably practicable after it comes to such Limited Partner’s attention that, by reason of a change in any law, regulation, rule or governmental order to which such Limited Partner is subject occurring after its admission to the Partnership, a violation of any such law, regulation, rule or governmental order is likely to result without such Limited Partner’s withdrawal from the Partnership.

(f) [Intentionally Omitted].

§ 8.8

8.8.          [Intentionally Omitted].

Article IX

Term, Winding Up and Dissolution of the Partnership

9.1.          Term. The existence of the Partnership commenced on the date of filing for record of the Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware pursuant to the Act and shall continue until the Partnership is dissolved and subsequently terminated, which dissolution shall occur upon the first of any of the following events (each, an “Event of Dissolution”):

(i)          the winding-up and subsequent dissolution of the BDC;

(ii)         such date that the General Partner, upon not less than 30 calendar days prior written notice to the Limited Partners, distributes all of the BDC Shares on a pro rata basis in kind to the Limited Partners, provided that such a distribution would not cause a violation of any applicable law on the part of the Partnership or any Limited Partner, including under the Investment Company Act;

(iii)        in the event that neither Carlyle nor any affiliate thereof is presently serving as investment adviser to the BDC, such date that a Majority in Interest of the Limited Partners vote to (a) remove the General Partner and/or the Investment Adviser, or (b) require the Partnership to make a pro rata distribution in kind of all of the BDC Shares on the terms and subject to the conditions described above in clause (ii), including that such distribution would not cause a violation of applicable law on the part of the Partnership or any Limited Partner;

(iv)        the occurrence of a Disabling Event with respect to the General Partner or any other event (except as permitted by Section 8.1(a)) that causes the General Partner to cease to be general partner of the Partnership under the Act, provided that the Partnership shall not be dissolved if (x) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership or (y) within 90 calendar days after the Disabling Event, a Majority in Interest of the Limited Partners agrees in writing to continue the business of the Partnership and to the appointment, effective as of the date of the Disabling Event, of one or more successor general partners, which replacement shall be effected in accordance with the procedures set forth in Section 8.1(c) and is hereby authorized to, and shall, continue the business of the Partnership;

§ 9.2

(v)         the determination by the General Partner in good faith based on written advice of counsel to the Partnership that such earlier dissolution is necessary or advisable because there has been a materially adverse change in any applicable law or regulation or to avoid any violation of, or registration under, the Investment Company Act, ERISA, Section 4975 of the Code or the applicable provisions of any Similar Law;

(vi)        the determination by the General Partner at any time that such earlier winding up and dissolution would be desirable or appropriate;

(vii)       at any time that there are no limited partners of the Partnership; and

(viii)      the judicial dissolution of the Partnership pursuant to Section 17-802 of the Act.

9.2.          Winding-up. Upon the occurrence of an Event of Dissolution, the business and affairs of the Partnership shall be wound up. Subject to the foregoing, the General Partner or, if there is no general partner or the dissolution results from the occurrence of a Disabling Event pursuant to Section 8.1(c), a liquidating trustee appointed by a Majority in Interest of the Limited Partners, shall proceed with the winding up of the Partnership and the Final Distribution. In the winding up of the Partnership, the General Partner or such liquidating trustee shall use commercially reasonable efforts to reduce to cash and cash equivalent items such assets of the Partnership as the General Partner or such liquidating trustee shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax, legal, contractual, market or other considerations, over such time as is reasonably necessary to settle gradually and close the Partnership’s business under the circumstances then applicable to the Partnership. In addition, either the General Partner or other liquidating trustee may effect the winding up and liquidation of the cash and then-remaining assets of the Partnership by organizing a liquidating trust, the trustee, administrator or other Person (which need not be an Affiliate of the General Partner) of which shall be authorized to complete the liquidation of the trust consistent with the terms of this Agreement.

9.3.          Final Distribution. Following the dissolution of the Partnership, the assets of the Partnership shall be applied in one or more installments in the following order of priority:

(a)          First, such proceeds shall be used to satisfy all creditors of the Partnership (including the payment of expenses of the winding-up and dissolution of the Partnership), including Partners that are creditors of the Partnership, to the extent otherwise permitted by law, either by the payment thereof or the making of reasonable provision therefor (including the establishment of reserves, in amounts established by the General Partner or such liquidating trustee); and

§ 10.1

(b) Second, the remaining proceeds, if any, plus any remaining assets of the Partnership shall be applied and distributed to the Partners in accordance with the positive balances of the Partners’ Capital Accounts, as determined after taking into account all adjustments to Capital Accounts for the Partnership taxable year during which the liquidation occurs, by the end of such taxable year or, if later, within 90 calendar days after the date of such liquidation, provided that liquidating distributions shall be made in the same manner and amounts as distributions under Section 3.4 and Article VIII if such distributions would result in the Partners receiving a different amount than would have been received pursuant to a liquidating distribution based on Capital Account balances. For purposes of the application of this Section 9.3 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Partnership shall be treated as realized and recognized immediately before the date of distribution.

Article X

Capital Accounts and Allocations of Profits and Losses

10.1.        Capital Accounts.

(a) A separate capital account (the “Capital Account”) shall be established and maintained for each Partner. The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions to the Partnership and all Profits allocated to such Partner pursuant to Section 10.2 and any items of income or gain which are specially allocated pursuant to Section 10.3 or otherwise pursuant to this Agreement; and shall be debited with all Losses allocated to such Partner pursuant to Section 10.2, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 10.3 or otherwise pursuant to this Agreement, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. To the extent not provided for in the preceding sentence, the Capital Accounts of the Partners shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised, provided that such adjustment and maintenance does not have a material adverse effect on the economic interests of the Partners. Any references in any Section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any Interest in the Partnership in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Interest.

§ 10.2

(b) No Partner shall be required to pay to the Partnership or to any other Person the amount of any negative balance that may exist from time to time in such Partner’s Capital Account, including at the time of the dissolution of the Partnership.

10.2.        Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits, Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Partnership shall be allocated among the Capital Accounts of the Partners in a manner that as closely as possible gives economic effect to the provisions of Articles III and IX and the other relevant provisions of this Agreement.

10.3.        Special Allocation Provisions. Notwithstanding any other provision in this Article X:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 10.3(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. In the event that any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate the deficit balance in such Limited Partner’s Capital Account created by such adjustments, allocations or distributions as promptly as possible.

(c) Gross Income Allocation. In the event that any Limited Partner has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 10.3(c) shall be made only if and to the extent that a Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article X have been tentatively made as if Section 10.3(b) and this Section 10.3(c) were not in this Agreement.

§ 10.4

(d) General Partner Expenses. To the extent, if any, that General Partner Expenses and any items of loss, expense or deduction resulting therefrom are deemed to constitute items of Partnership loss or deduction rather than items of loss or deduction of the General Partner, such General Partner Expenses and other items of loss, expense or deduction shall be allocated 100% to the General Partner.

(e) Payee Allocation. In the event that any payment to any Person that is treated by the Partnership as the payment of an expense is recharacterized by a taxing authority as a Partnership distribution to the payee as a partner, such payee shall be specially allocated an amount of Partnership gross income and gain as quickly as possible equal to the amount of the distribution.

(f) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Capital Contributions (or if there have been no Capital Contributions, in accordance with Capital Commitments).

(g) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner that bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(h) Special Allocation. Any special allocation of income or gain pursuant to Section 10.3(b) or 10.3(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 10.2 and this Section 10.3(h), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Section 10.3(b) or 10.3(c) had not occurred.

10.4.        Tax Allocations. For income tax purposes only, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes, provided that in the case of any Partnership asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner) so as to take account of the difference between Carrying Value and adjusted basis of such asset. Notwithstanding the foregoing, the General Partner may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances as it deems reasonably necessary for this purpose. All matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined by the General Partner. To the extent there is an adjustment by a taxing authority to any item of income, gain, loss, deduction or credit of the Partnership (or an adjustment to any Partner’s distributive share thereof), the General Partner may reallocate the adjusted items among each Partner or former Partner (as determined by the General Partner) in accordance with the final resolution of such audit adjustment. To the extent there is an adjustment by a taxing authority to any item of income, gain, loss, deduction or credit of the Partnership (or an adjustment to any Partner’s distributive share thereof), the General Partner may reallocate the adjusted items among each Partner or former Partner (as determined by the General Partner) in accordance with the final resolution of such audit adjustment.

§ 10.5

10.5.       Other Allocation Provisions. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. Sections 10.2 to 10.5 may be amended at any time by the General Partner if necessary to comply with such regulations or to ensure that allocations hereunder give economic effect to provisions of this Agreement, provided that any such amendment shall not materially alter the pre-tax economic provisions of this Agreement.

10.6.        Tax Advances. Notwithstanding any other provision of this Agreement, each Partner hereby authorizes the Partnership and the General Partner to withhold and pay over, or otherwise pay, any withholding or other taxes payable or required to be deducted by the Partnership or any of its Affiliates pursuant to the Code or any provision of U.S. federal, state, local or non-U.S. tax law with respect to such Partner or as a result of such Partner’s participation in the Partnership or a Transfer to such Partner. Any withholding referred to in this Section 10.6 may be made at the maximum applicable statutory rate under applicable law unless the General Partner has received evidence satisfactory to the General Partner to the effect that a lower rate is applicable or that no withholding is applicable. Each Partner hereby agrees that neither the Partnership nor any Partner will be liable to any other Partner for any excess taxes withheld in respect of a Partner’s Interest, and that a Partner’s recourse will, to the fullest extent permitted by law, be limited to a refund claim or other claim or action against the applicable taxing authority. To the extent the General Partner reasonably determines that the Partnership (or any entity in which the Partnership holds an interest) is required by law to withhold or to make tax payments, including any interest, additions to tax or penalties with respect thereto, on behalf of or with respect to any Partner or with respect to items allocable to any Partner, including backup withholding taxes or an amount due under the Partnership Audit Rules or under Section 1446(f) of the Code that, in the General Partner’s reasonable discretion, is attributable to such Partner or such Partner’s predecessor ( “Tax Advances”), the General Partner may withhold or escrow such amounts and make such payments as so required. All Tax Advances in relation to a Partner shall, at the option of the General Partner, (i) be promptly paid to the Partnership by such Partner (which payment will not constitute a Capital Contribution or reduce the Unpaid Capital Commitment of such Partner) or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of the winding up of the Partnership’s assets otherwise payable to such Partner. Whenever the General Partner selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Partner, for all other purposes of this Agreement such Partner shall be treated as having received all distributions (whether before or upon liquidation of the Partnership) unreduced by the amount of such Tax Advance. To the fullest extent permitted by law, each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to items allocable to or distributions or other payments to such Partner. In the event the Partnership is being wound up and a liability is asserted by a governmental authority against the General Partner or any member or officer of the General Partner for any Tax Advances made or required to be made, the General Partner shall have the right to be reimbursed from the Limited Partner on whose behalf such Tax Advance was made or required to be made. In the event the Partnership is being wound up and a liability is asserted by a governmental authority against the General Partner or any member or officer of the General Partner for any Tax Advances made or required to be made, the General Partner shall have the right to be reimbursed from the Limited Partner on whose behalf such Tax Advance was made or required to be made. For the avoidance of doubt, all references in this Section 10.6 to a Partner shall include any predecessor in interest to such Partner and any former Partner. The obligations of a Partner set forth in this Section 10.6 shall survive the withdrawal of any Partner from the Partnership, any Transfer of a Partner’s Interest and any other event that causes a Partner to cease to be a limited partner of the Partnership.

§ 11.1

Article XI

Miscellaneous

11.1.        Waiver of Accounting and Partition. Except as may be otherwise required by law, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for an accounting or for partition or similar action of any of the Partnership’s property.

11.2.        Power of Attorney. Each Limited Partner hereby irrevocably constitutes and appoints the General Partner and each of the General Partner’s duly appointed attorneys, with full power of substitution, the true and lawful attorney-in-fact and agent of such Limited Partner, to execute, acknowledge, verify, swear to, deliver, record and file, in its or its Transferee’s name, place and stead, all in accordance with the terms of this Agreement, all instruments, documents and certificates that may from time to time be required by the laws of the United States of America, the State of Delaware, any other jurisdiction in which the Partnership conducts or plans to conduct its affairs, or any political subdivision or agency thereof to effectuate, implement and continue the valid existence and affairs of the Partnership, including, without limitation, the power and authority to verify, execute, swear to, acknowledge, deliver, record and file:

(a) all certificates and other instruments, including any amendments to this Agreement or to the Certificate of Limited Partnership, which the General Partner deems appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and all other jurisdictions in which the Partnership conducts or plans to conduct its affairs,

(b) any amendments to this Agreement or any other agreement or instrument that the General Partner deems appropriate to (i) effect the addition, substitution or removal of any Limited Partner or General Partner pursuant to this Agreement or (ii) effect any other amendment or modification to this Agreement, but only if such amendment or modification is duly adopted in accordance with the terms hereof,

(c) all conveyances and other instruments that the General Partner deems appropriate to reflect the dissolution, winding up and termination of the Partnership pursuant to the terms hereof or applicable law, including the writing required by the Act to cancel the Certificate of Limited Partnership,

(d) [Intentionally Omitted],

(e) all instruments relating to Transfers of Interests of Limited Partners or to the admission of any substitute Limited Partner, including executing Transfer documents on behalf of a Defaulting Limited Partner,

(f) certificates of assumed name and such other certificates and instruments as may be necessary under the fictitious or assumed name statutes from time to time in effect in all jurisdictions in which the Partnership conducts or plans to conduct its affairs,

§ 11.2

(g) all agreements and instruments necessary or advisable to consummate or hold the investment in the BDC Shares,

(h) [Intentionally Omitted],

(i) [Intentionally Omitted],

(j) [Intentionally Omitted],

(k) all agreements and instruments necessary in connection with any action contemplated pursuant to Section 11.15(b),

(l) any election pursuant to Section 954(b)(4) of the Code to exclude income of a “controlled foreign corporation” from classification as “subpart F income” and

(m) any other instruments determined by the General Partner to be necessary or appropriate in connection with the proper conduct of the business of the Partnership or the BDC and that do not adversely affect the interests of the Limited Partners.

Such attorney-in-fact and agent shall not, however, have the right, power or authority to amend or modify this Agreement when acting in such capacities, except to the extent authorized herein. This power of attorney shall terminate upon the bankruptcy, termination, disability or incompetence of the General Partner or upon the removal of the General Partner of the Partnership. The power of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable, shall survive and not be affected by the subsequent dissolution, bankruptcy, insolvency or legal disability of the Limited Partner and shall extend to its successors and assigns; and may be exercisable by such attorney-in-fact as agent for all Limited Partners (or any of them) required to execute any such instrument, with or without listing all of the Limited Partners executing an instrument. No Limited Partner shall revoke such power of attorney. Any Person dealing with the Partnership may conclusively presume and rely upon the fact that any instrument referred to above, executed by such attorney-in-fact and agent, is authorized, regular and binding, without further inquiry. If required, each Limited Partner shall execute and deliver to the General Partner within 10 calendar days after the receipt of a request therefor, such further designations, powers of attorney or other instruments as the General Partner shall reasonably deem necessary for the purposes hereof. The General Partner agrees that it will not exercise the power of attorney granted herein with respect to a Limited Partner if such Limited Partner has reasonably determined and notified the General Partner in writing that such exercise would contravene any U.S. federal, state, local or non-U.S. law to which such Limited Partner is or may become subject.

§ 11.3

11.3.          Amendments.

(a) Except as required by law (and except to the extent that this Agreement authorizes the General Partner to amend this Agreement without the consent of any other Partner or as otherwise expressly provided for elsewhere in this Agreement), the terms and provisions of this Agreement may be modified, amended or waived at any time and from time to time with the written consent of the General Partner and a Majority in Interest of the Limited Partners, provided that no such amendment shall:

(i)          increase any Limited Partner’s Capital Commitment, reduce its share of the Partnership’s distributions, income and gains, increase its share of the Partnership’s losses or adversely affect the limited liability of such Limited Partner without the written consent of each Limited Partner so affected (for the avoidance of doubt, none of the foregoing shall be deemed to include the admission of a new or substitute Limited Partner in accordance herewith),

(ii)         change in a manner adverse to the Limited Partners the percentage of interests of Limited Partners (the “Required Interest”) necessary for any consent required hereunder to the taking of an action in a manner adverse to the Limited Partners unless such amendment is approved by Limited Partners who then hold interests equal to or in excess of the Required Interest for the subject of such proposed amendment,

(iii)        make any amendment or supplement to Section 4.8 or any other provision of this Agreement that deals with ERISA in each case in a manner adverse to the ERISA Partners without the consent of a Majority in Interest of the Limited Partners that are ERISA Partners, or

(iv)        amend this Section 11.3 in a manner adverse to any Limited Partner without the consent of each such Limited Partner.

(b) Notwithstanding the provisions of Section 11.3(a), this Agreement may be amended by the General Partner without the consent of the Limited Partners to:

(i)          change the name of the Partnership pursuant to Sections 2.2 and 8.1(j),

(ii)         cure any ambiguity or correct or supplement any provision hereof that is incomplete or inconsistent with any other provision hereof or correct any printing, stenographic or clerical error or omission,

(iii)        reduce the Capital Commitments on a pro rata basis,

(iv)        [Intentionally Omitted],

§ 11.3

(v)         [Intentionally Omitted],

(vi)        [Intentionally Omitted],

(vii)       make any amendment (A) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, the U.S. Securities and Exchange Commission, the U.S. Internal Revenue Service or any governmental entity or any statute, compliance with which the General Partner deems to be in the best interest of the Partnership so long as the amendment does not materially adversely affect the rights or obligations of the existing Limited Partners taken as a whole, or (B) as may be necessary or advisable to comply with the Investment Company Act or the Advisers Act or any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures,

(viii)      make any amendment in connection with legal, tax, regulatory or other similar issues affecting one or more of the Partners so long as such amendment under this clause (viii) does not (A) materially and adversely affect the interests of any Limited Partner, as determined by the General Partner in good faith or (B) materially change the amount or timing of distributions otherwise made to any Limited Partner,

(ix)         make any amendment, as determined by the General Partner in good faith, which may include reorganizing or reconstituting the Partnership, to address changes in regulatory or tax legislation, and which would not materially add to the obligations (including any tax liabilities) of any Limited Partner or otherwise alter any of the rights (including the amount or timing of distributions to be made to any Limited Partner or any other economic rights) of such Limited Partner without the consent of such Limited Partner, provided, that the costs and expenses incurred in connection with any amendment pursuant to this Section 11.3(b)(ix) that is primarily for the benefit of the General Partner shall be borne by the General Partner,

(x)          make any amendment necessary or advisable to conform this Agreement to conform to or operate properly in connection with the terms of the BDC Charter or actions taken in accordance with the Special Tender Offer or otherwise as necessary or advisable to facilitate the purpose of the Partnership to invest in the BDC Shares, and

(xi)         provide for changes in the Partnership Audit Rules or FATCA or in order to address any regulations or guidance adopted under Section 1446(f) of the Code (or similar rule under state, local or non-U.S. law).

§ 11.4

Notice of any amendment pursuant to the foregoing clauses (iv) or (v) shall include (1) a prominent statement to the effect that the General Partner intends to amend this Agreement in the manner set forth in the proposed amendment if no objection is received from any Limited Partner (2) the date by which Limited Partners must give notice of any such objection and (3) a method for a Limited Partner to object in writing to the proposed amendment. Each Limited Partner will receive a copy of any amendment passed pursuant to this Section 11.3.

(c) The General Partner shall have the right to amend this Agreement without the approval of any other Partner to the extent the General Partner reasonably determines, based upon written advice of tax counsel to the Partnership, that the amendment is necessary to provide assurance that the Partnership will not be treated as a “publicly traded partnership” under Section 7704 of the Code and the regulations promulgated thereunder, provided that (i) such amendment shall not change the relative economic interests of the Partners, reduce any Partner’s share of distributions, or increase any Partner’s Capital Commitment or its liability hereunder and (ii) the General Partner provides a copy of such written advice and amendment to the Limited Partners at least 20 calendar days prior to the effective date of any such amendment and a Majority in Interest of the Limited Partners shall not have made a reasonable objection to such amendment prior to the effective date of such amendment.

(d) Notwithstanding anything to the contrary in this Section 11.3, in the event that an amendment to this Agreement would disproportionately have a material adverse effect on one Limited Partner in comparison to another Limited Partner, such amendment may not be approved without the consent of any such disproportionately affected Limited Partner.

(e) With respect to any voting rights that the Limited Partners may have, the Limited Partners will vote as a single class.

11.4.        Confidentiality.

(a) All communications between the General Partner, the Partnership or any of their Affiliates, on the one hand, and any Limited Partner, on the other (including, for the avoidance of any doubt, with respect to co-investment opportunities presented to the Limited Partners), shall be presumed to include confidential, proprietary, trade secret and other sensitive information and, unless otherwise agreed to in writing by the General Partner, each Limited Partner will maintain the confidentiality of information which is non-public information furnished by or on behalf of the General Partner, the Partnership or any of their Affiliates regarding the General Partner the Partnership, the BDC or any of their Affiliates (including information regarding any Person in which the BDC holds, or contemplates acquiring, any Investments) received by such Limited Partner pursuant to this Agreement or otherwise (including in connection with any Partnership or BDC informational meeting or investor conference), except (i) as otherwise required by governmental regulatory agencies (including tax authorities in connection with an audit or other similar examination of such Limited Partner), self-regulating bodies, law, legal process, or litigation in which such Limited Partner is a defendant, plaintiff or other named party (provided that in each case, except with respect to Fund Level Information, such Limited Partner promptly notifies Carlyle in writing of such requirement prior to any such disclosure so that Carlyle, the General Partner, the BDC or the Partnership may seek a protective order or other appropriate remedy), (ii) to directors, officers, sponsors, fiduciaries, agents, employees, beneficiaries, advisors and representatives of such Limited Partner and its Affiliates, who need to know the information and who are informed of the confidential nature of the information and agree to keep it confidential (it being understood that such Limited Partner shall be liable for any breach of this Section 11.4 by any of the Persons set forth in this clause (ii)), (iii) to third-party advisors to such Limited Partner and its Affiliates who need to know the information and who are informed of the confidential nature of the information and directed to keep it confidential (it being understood that such Limited Partner will be liable for any breach of this Section 11.4 by any of the Persons set forth in clauses (ii) and (iii)), (iv) with respect to information which becomes generally available to the public other than as a result of a disclosure by such Limited Partner that is in breach of this Section 11.4 or (v) with respect to information which is independently developed by such Limited Partner without the use of or reference to any confidential information. Without limitation of the foregoing, each Limited Partner acknowledges that the foregoing information and any notices and reports to Limited Partners and information provided in connection with any Partnership meetings may contain material non-public information concerning, among other things, the Partnership and Carlyle and actual or potential Issuers and agrees not to use such information or any other confidential information other than in connection with monitoring its investment in the Partnership and its indirect investment in the BDC and agrees in that regard not to trade in securities on the basis of any such information.

§ 11.4

(b) Notwithstanding the provisions of Section 11.4(a) above, the General Partner agrees that each Limited Partner that (i) itself is an investment partnership, trust or other collective investment vehicle having reporting obligations to its limited partners, beneficiaries or other investors and (ii) has, prior to the closing of its subscription for Interests, notified the General Partner in writing that it is electing the benefits of this Section 11.4(b) may, in order to satisfy such Limited Partner’s reporting obligations, provide on a confidential basis the following information to such Persons regarding the Partnership, the BDC and any Issuers: (A) the cost of the BDC’s investment in an Issuer, (B) a description of the business of the Issuer and information regarding the industry and geographic location of the Issuer, (C) the book value of an Issuer on the last day of the quarter (as reported by the BDC in the BDC’s financial statements), (D) a brief description of the investment strategy of the BDC and (E) Fund Level Information, provided that each limited partner or other investor of such Limited Partner has agreed contractually to maintain the confidentiality of such information set forth in clauses (A) through (C) above on the same basis as provided for in this Agreement. Notwithstanding the foregoing, except as provided in Section 11.4(h), in no event may any such Limited Partner disclose any other confidential information regarding the Partnership, the BDC, the General Partner or any of their Affiliates or any information regarding the BDC’s pending acquisition or pending disposition of an Issuer or proposed Issuer without, to the extent permitted by applicable law, the prior written consent of the General Partner. In connection with any Limited Partner’s disclosure of Fund Level Information concerning the valuation of its Interest or any performance data relating to the Partnership, such Limited Partner shall provide a representation (in the form of a legend if such information is disclosed in writing) to the effect that such data (x) does not necessarily accurately reflect the current or expected future performance of the Partnership or the fair value of its Interest, (y) should not be used to compare returns among multiple private equity funds and (z) has not been calculated, reviewed, verified or in any way sanctioned or approved by the General Partner or any of its Affiliates.

§ 11.4

(c) In the event that (i) the General Partner determines in good faith that a Limited Partner has violated or is reasonably likely to violate the provisions of this Section 11.4 or (ii) in the case of a Limited Partner that is directly or indirectly (A) subject to the U.S. Freedom of Information Act, 5 U.S.C. § 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement (any such law or statutory or regulatory requirement, a “Disclosure Law”), (B) subject, by regulation, contract or otherwise, to disclose information concerning the Partnership or the BDC to a trading exchange or other market where interests in such Person are sold or traded, whether foreign or domestic, or (C) an agent, nominee, fiduciary, custodian or trustee for any Person described in the preceding clause (A) or (B) where information concerning the Partnership or the BDC provided or to be disclosed to such agent, nominee, fiduciary, custodian or trustee by the Partnership or the General Partner is provided or could at any time become available to such Person described in the preceding clause (A) or (B), the General Partner determines in good faith that there is a reasonable likelihood that a request will be made to such Limited Partner for disclosure pursuant to a Disclosure Law or contractual requirement that would result in the disclosure by such Limited Partner of confidential information regarding the Partnership, BDC and Issuers other than Fund Level Information, the General Partner may (I) provide to such Limited Partner access to such information only on the BDC’s or the Partnership’s website in password protected, non-downloadable, non-printable format, and (II) require such Limited Partner to return any copies of information provided to it by the General Partner, the BDC or the Partnership.

(d) To the extent that any Disclosure Law would potentially cause a Limited Partner or any of its Affiliates to disclose information relating to the Partnership, the BDC, their Affiliates and/or any Issuer, such Limited Partner hereby agrees that, in addition to compliance with the notice requirements set forth in Section 11.4(a) above, such Limited Partner (i) shall take commercially reasonable steps to oppose and prevent the requested disclosure unless (A) such Limited Partner is advised by counsel (which in the case of a Limited Partner that is an institutional investor may be staff counsel regularly employed by such institutional investor) that there exists no reasonable basis on which to oppose such disclosure under applicable statutory or regulatory requirement, (B) the General Partner does not object in writing to such disclosure within 10 calendar days (or such lesser time period as stipulated by the applicable law) of such notice or (C) such disclosure is limited solely to Fund Level Information and as such does not include (1) any information relating to individual Issuers, (2) copies of this Agreement and related documents or (3) any other information not referred to in this Section 11.4(d), and (ii) acknowledges and agrees that notwithstanding any other provision of this Agreement, except as may be necessary for a Limited Partner to disclose in accordance with Section 11.4(h) below, the General Partner may, in order to prevent any such potential disclosure that the General Partner determines in good faith is likely to occur, withhold all or any part of the information otherwise to be provided to such Limited Partner other than Fund Level Information and Schedule K-1s or the equivalent thereof, provided that the General Partner shall not withhold any such information if a Limited Partner confirms in writing to the General Partner that compliance with the procedures provided for in Section 11.4(c) above is legally sufficient to prevent such potential disclosure.

§ 11.4

(e) In order to preserve the confidentiality of certain information disseminated by the General Partner, the BDC or the Partnership under this Agreement that a Limited Partner is entitled to receive pursuant to the provisions of this Agreement, including, but not limited to, quarterly, annual and other reports and information provided at the Partnership’s or the BDC’s informational meetings, the General Partner may (i) provide to such Limited Partner access to such information only on the Partnership’s website in password protected, non-downloadable, non-printable format, and (ii) require such Limited Partner to return any copies of information provided to it by the General Partner, the BDC or the Partnership.

(f) Notwithstanding any other provision of this Agreement, except as may be necessary for a Limited Partner to disclose in accordance with Section 11.4(h) below, to the fullest extent permitted by law, the General Partner shall have the right to keep confidential from any Limited Partner (i) any books and records of the Partnership that are requested by such Limited Partner that are not necessary and essential to a proper purpose reasonably related to such Limited Partner’s Interest, and (ii) for such period of time as the General Partner determines is reasonable (A) any information that the General Partner reasonably believes to be proprietary and (B) any other information (I) the disclosure of which the General Partner believes is not in the best interest of the Partnership, the BDC or any of their investments, (II) that the Partnership, the General Partner or any of their Affiliates, or the officers, employees or directors of any of the foregoing, is required by law or by agreement with a third Person (including another Limited Partner) to keep confidential, (III) regarding an Issuer where the General Partner determines that a conflict of interest between such Limited Partner and such Issuer exists or (IV) if the General Partner determines in its discretion that the provision of such information could raise questions or concerns from, or make an investment or transaction subject to review by, a U.S. or other national security or investment clearance regulator, in each case other than Fund Level Information and Schedule K-1s or the equivalent thereof for such Limited Partner.

§ 11.5

(g) A Limited Partner may, by giving written notice to the General Partner, elect not to receive copies of any document, report or other information that such Limited Partner would otherwise be entitled to receive pursuant to this Agreement and is not required by applicable law to be delivered. The General Partner agrees that it shall make any such documents available to such Limited Partner at the General Partner’s offices (or, at the request of such Limited Partner, the offices of Partnership Counsel).

(h) [Intentionally Omitted].

(i) For the avoidance of doubt, the General Partner may disclose any information concerning the Partnership, the BDC or the Limited Partners necessary to comply with applicable laws and regulations, including any anti-money laundering or anti-terrorist laws or regulations, and each Limited Partner shall provide the General Partner, promptly upon request, all information that the General Partner reasonably deems necessary to comply with such laws and regulations.

(j) Any obligation of a Limited Partner pursuant to this Section 11.4 may be waived by the General Partner.

11.5.        Entire Agreement. This Agreement and the other agreements referred to herein (including any Subscription Agreement or Side Letter) constitute the entire agreement among the Partners and between the Partners and the Initial Limited Partner with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter. The representations and warranties of the Limited Partners in, and the other provisions of, the Subscription Agreements shall survive the execution and delivery of this Agreement. Notwithstanding any provision in this Agreement (including Section 11.3) or any Subscription Agreement, the parties hereto acknowledge that the Partnership or General Partner, on its own behalf or on behalf of the Partnership, without any further act, approval or vote of any Partner or other Person, may enter into side letters, agreements or other writings (“Side Letters”) with one or more Limited Partners that have the effect of establishing rights under, or altering or supplementing, the terms of, this Agreement and of any Subscription Agreement, provided that only those documents explicitly stating that they constitute a Side Letter for purposes of this Section 11.5 with respect to a Limited Partner shall comprise part of the entire agreement among the General Partner, the Partnership and such Limited Partner for purposes hereof. For the avoidance of doubt, any side letters, agreements or other writings entered into with a Limited Partner altering or supplementing the terms of the Limited Partner’s investment in the BDC other than through the Partnership shall not constitute a “Side Letter” for purposes of this Agreement. The General Partner shall not be, to the fullest extent permitted by applicable law, under obligation to give the Limited Partners notice of any Side Letters entered into, however, subject to confidentiality obligations, the Partnership will, upon request, make available copies of all Side Letters or a compendium containing the provisions of any such Side Letters after the Initial Investment Date, which copies or compendium may be redacted of any identifying information. The parties hereto agree that any rights established, or any terms of this Agreement and of any Subscription Agreement altered or supplemented, in a Side Letter or other agreement with a Limited Partner shall govern solely with respect to such Limited Partner (but not any of such Limited Partner’s Transferees unless so specified in such Side Letter or otherwise agreed to by the General Partner), notwithstanding any other provision of this Agreement or any of the Subscription Agreements or Subsequent Subscription Agreements, and, for the avoidance of doubt, matters arising under any Side Letter are considered matters contemplated by this Agreement and the provisions of Section 4.3 shall apply equally to any Side Letter, provided that unless otherwise agreed in writing by the General Partner, any such rights shall cease to apply with respect to any Limited Partner that becomes a Defaulting Limited Partner. To the fullest extent permitted by applicable law, the Partnership, the General Partner and their respective Affiliates will be required to observe the regulations, internal rules or policies of any Limited Partner that is a Public Pension Fund to the extent (and only to the extent) that such regulation, internal rule or policy was provided, or a certification was made in respect thereof, by such Limited Partner and agreed to in writing for this purpose by, the General Partner prior to the closing of such Limited Partner’s investment in the Partnership. Notwithstanding anything to the contrary in this Agreement, no Limited Partner’s subscription and investment in the Partnership shall be on less favorable terms relating to economics or information or reporting rights (such terms, the “Applicable Terms”) than those of any other Limited Partner. To the extent the Partnership or General Partner shall subsequently agree to any Applicable Terms with respect to a Limited Partner’s subscription and investment in the Partnership that are more favorable than those afforded to any other Limited Partner, including pursuant to any Side Letter or similar agreement regarding the Partnership, all Limited Partners shall be entitled to the benefit of such more favorable Applicable Terms with respect to the Partnership. Notwithstanding the foregoing, (a) the forgoing protection shall apply only to each Limited Partner's subscription and investment into the Partnership and shall not extend or apply to terms of any investment by any Limited Partner into any Affiliate of the BDC or the Partnership, including any other Carlyle Investment Fund, (b) the forgoing protection shall not apply to any transfer rights granted to a particular Limited Partner with respect to its indirect investment in the BDC Shares to the extent such transfer rights relate to transfers that may be required by law, rule or regulation applicable to a particular Limited Partner, and (c) the forgoing protection shall not apply with respect to Applicable Terms provided to a Limited Partner who is an Affiliate of Carlyle.

§ 11.6

11.6.        Further Actions. Each Limited Partner shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the General Partner in connection with the formation of the Partnership and the achievement of its purposes or to give effect to the provisions of this Agreement, in each case as are not inconsistent with the terms and provisions of this Agreement, including all such agreements, certificates, tax statements and other documents as may be required to be filed by or on behalf of the Partnership.

11.7.        Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event that such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

11.8.        Notices; Consents.

(a)          All notices, reports, requests, demands and other communications hereunder shall be in writing and shall be delivered (a) to the General Partner or a Limited Partner in person, by registered mail, recorded delivery or private courier, (b) to a Limited Partner by fax or (c) to the Limited Partner by e-mail and/or via the Partnership’s password-protected investor reporting website, unless the Limited Partner has requested otherwise in writing to the General Partner. All notices to a Limited Partner shall be delivered to such Limited Partner at such Limited Partner’s last known address, fax number or e-mail address as set forth in the records of the Partnership, or via the Partnership’s intranet website, as the case may be. All notices to the General Partner shall be delivered to investor.service@Carlyle.com or c/o The Carlyle Group Inc., 1001 Pennsylvania Avenue, Suite 220 South, Washington, D.C. 20004, Attention: Fund Manager, CDL Tender Fund 2022-1, L.P, with a copy to Dechert LLP, Three Bryant Park, 1095 Avenue of the Americas, New York, NY 10036, Attention: Richard Horowitz. The General Partner may designate a new address for notices by giving written notice to that effect to each of the Limited Partners. A notice given in accordance with the foregoing clause (a) shall be deemed to have been effectively given seven calendar days after such notice is mailed by registered mail or recorded delivery, return receipt requested, or one calendar day after such notice is sent by private courier, in each case to the proper address, or at the time delivered when delivered in person or by private courier. A notice given by fax in accordance with the foregoing clause (b) shall be deemed to have been effectively given when sent and confirmed by telephone by the sender. A notice given by e-mail in accordance with the foregoing clause (c) shall be deemed to have been effectively given when sent to the Limited Partner’s e-mail address or when an e-mail is sent to the Limited Partner notifying it that such notice has been posted on the Partnership’s intranet website, as applicable, with the sender having received no e-mail notifying a delivery failure in relation to the e-mail giving such notice.

§ 11.9

(b)          For all purposes of this Agreement, a written vote, approval or consent of any Limited Partner shall, to the fullest extent permitted by applicable law, be deemed to include any vote, approval or consent given by electronic medium (whether through e-mail, via elections or other communications transmitted through a secure website maintained by the Partnership or its Affiliates, or otherwise).

11.9.        Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, the Partnership is formed pursuant to the Act, and the rights and liabilities of the Partners shall be as provided therein, except as herein otherwise expressly provided. Any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce (a) the provisions of this Agreement, (b) the duties, obligations or liabilities of the Partnership to the Limited Partners or the General Partner, or of Limited Partners or the General Partner to the Partnership, or among Partners, (c) the rights or powers of, or restrictions on, the Partnership, the Limited Partners or the General Partner, (d) any provision of the Act, or (e) any other instrument, document, agreement or certificate contemplated by any provision of the Act relating to the Partnership (regardless of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), may be brought only in (i) the courts of the State of Delaware in the United States and (ii) the courts of the State of New York in the United States located in New York County or the United States District Court for the Southern District of New York, to the extent subject matter jurisdiction exists therefor, and the parties irrevocably submit to the exclusive jurisdiction of those courts in respect of any such action, suit or proceeding. To the fullest extent permitted by law, the Limited Partners hereby waive as a defense that any such action, suit or proceeding brought in such courts has been brought in an inconvenient forum or that the venue thereof may not be appropriate and, furthermore, agree that venue in the State of Delaware for any such action, suit or proceeding is appropriate. Notwithstanding the foregoing, (a) a Limited Partner which is a Governmental Plan and which has provided a written representation to the General Partner prior to the date of its admission as a Limited Partner, that such an irrevocable submission to jurisdiction or waiver, as the case may be, would constitute a violation of applicable law or regulation shall not be deemed to have made such an irrevocable submission or waiver, as the case may be and (b) a Limited Partner which is, or is investing on behalf of, an instrumentality of any governmental entity may, upon admission to the Partnership, agree in writing with the General Partner that such Limited Partner shall not be deemed to have made such an irrevocable submission or waiver, as the case may be. UNLESS THE GENERAL PARTNER OTHERWISE AGREES IN WRITING, EACH PARTNER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

§ 11.10

11.10.      Arbitration. The General Partner may cause the Partnership to agree to arbitration with respect to any dispute arising between a Limited Partner on the one hand and the General Partner, the Partnership and/or their respective Affiliates on the other hand where the Limited Partner or its Affiliates has so agreed.

11.11.      Successors and Assigns.

(a) Except with respect to the rights of Indemnified Parties hereunder, none of the provisions of this Agreement shall be for the benefit of or enforceable by the creditors of the Partnership or other third parties (except as provided in Section 4.2(c)) and this Agreement shall be binding upon and inure to the benefit of the Partners, the Initial Limited Partner and their legal representatives, heirs, successors and permitted assigns.

(b) Any Indemnified Party not being a party to this Agreement and any intended third party beneficiaries pursuant to the provisions of Sections 4.2(c) may enforce any rights granted to it pursuant to this Agreement in its own right as if it were a party to this Agreement.

(c) Notwithstanding any term of this Agreement (other than Section 8.1(i), the consent of or notice to any person who is not a party to this Agreement shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.

11.12.      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument. For the avoidance of doubt, a Person’s execution and delivery of this Agreement by electronic signature and electronic transmission, including via Docusign or other similar method (the “Electronic Signature”), shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person and shall bind such Person.

§ 11.13

11.13.      Determinations of the Partners. To the fullest extent permitted by law and not withstanding any other provision of this Agreement or in any other agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Person is permitted or required to make a decision (a) in its “sole discretion,” “sole and absolute discretion” or “discretion,” such Person shall be entitled to consider any interests and factors as it desires, including placing its own interests ahead of the interests of any other Person and shall, to the fullest extent permitted by law, have no duty or obligation to give any consideration to any interest of or factor affecting the Partnership or any other Person, or (b) in its “good faith” or under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standards. If any questions should arise with respect to the operation of the Partnership that are not specifically provided for in this Agreement or the Act, or with respect to the interpretation of this Agreement, the General Partner is hereby authorized to make a determination with respect to any such question and to interpret this Agreement in good faith.

11.14.      Headings. The Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

11.15.      Partnership Tax Treatment and Other Tax Matters.

(a) The Partners intend for the Partnership to be treated as a partnership for U.S. federal income tax purposes and no election to the contrary shall be made.

§ 11.15

(b) Each Partner shall provide the General Partner and the Partnership with any information, representations, certificates, forms or other documentation relating to such Partner (and its direct or indirect owners or account holders) that are requested from time to time by the General Partner and that the General Partner determines are necessary or appropriate in order for any Partnership Entity to (i) avoid any withholding or penalties required under DAC 6 or FATCA (including, without limitation, any withholding upon any payments to any Partnership Entity or any of its Affiliates or to any Partner under this Agreement), (ii) comply with any reporting, withholding or other requirements under DAC 6 or FATCA, (iii) enter into, maintain or comply with an “FFI Agreement,” as defined in the Code or the Treasury Regulations thereunder (or any other agreement entered into in connection with FATCA), (iv) otherwise comply with DAC 6 or FATCA or (v) determine the Partner’s position under the Anti-Hybrid Rules. In addition, each Partner shall take such actions as the General Partner may reasonably request in connection with the foregoing. In the event that any Partner fails to provide any of the information, representations, certificates, forms or documentation (or undertake any of the actions) required under this Section 11.15(b), the General Partner shall have full authority to (A) form an entity organized in the United States or any state thereof, transfer such Partner’s interest in the Partnership to such entity, admit such Partner as an owner of such entity and cause such Partner to cease to be a Partner of the Partnership, (B) close such Limited Partner’s “account” with the Partnership by causing a transfer of such Partner’s interest in the Partnership to a Person selected by the General Partner in a transaction that complies with Section 8.2 in exchange for any consideration that can be obtained for such interest or (C) take any other steps as the General Partner determines are necessary or appropriate to mitigate the consequences of such Partner’s failure to comply with this Section 11.15(b)on any Partnership Entity and the other Partners. If requested by the General Partner, such Partner shall execute any and all documents, opinions, instruments and certificates as the General Partner shall have reasonably requested or that are otherwise required to effectuate the foregoing. Any Partner that fails to comply with this Section 11.15(b)shall, together with all other Partners that fail to comply with this Section 11.15(b), unless otherwise agreed by the General Partner in writing, to the fullest extent permitted by law, indemnify and hold harmless Carlyle, the General Partner, the Partnership, each other Partner and each other Partnership Entity for any costs or expenses arising out of such failure or failures, including any withholding tax or penalties imposed under DAC 6 or FATCA on any of the Partnership Entities and any withholding or other taxes imposed as a result of a transfer effected pursuant to this Section 11.15(b) (including pursuant to the Partnership Audit Rules, Section 1446(f) of the Code or FATCA). The General Partner may cause the Partnership to indemnify and hold harmless the General Partner to give effect to the indemnification provisions of this Section 11.15(b), including by entering into any deed poll in favor of, or agreement with, the General Partner. If, pursuant to a separate indemnification agreement or otherwise, the Partnership indemnifies or is required to indemnify the General Partner against any costs or expenses as a result of any Partner’s failure to comply with this Section 11.15(b)and any transaction entered into by the Partnership, such Partner shall pay to the Partnership the amount of the indemnity paid or required to be paid. Each Partner acknowledges and agrees that any information in respect of such Partner (and its direct or indirect owners or account holders) provided to the General Partner or the Partnership in accordance with this Section 11.15(b)may be disclosed to any government, tax authority or withholding agent or any other Person to whom such disclosure is required by DAC 6 or FATCA or necessary to avoid any withholding tax or penalties under DAC 6 or FATCA.

§ 11.16

(c) The General Partner shall determine all matters, and shall be authorized to take any actions necessary, with respect to preparing and filing any U.S. federal, state or local or non-U.S. tax return of the Partnership and any audit, examination or investigation (including any judicial or administrative proceeding) of the Partnership by any U.S. federal, state or local or non-U.S. taxing authority (including whether to make an election under Section 6226 of the Code or any similar provision of any state or local or non-U.S. tax laws with respect to any audit or other examination of the Partnership). If the General Partner causes the Partnership to make an election under Section 6226 of the Code or any similar provision of any state or local or non-U.S. tax laws with respect to any audit adjustment of any item of the Partnership’s income, gain, loss, deduction or credit (or adjustment of the allocation of any such items among the Partners), each Partner shall comply with the requirements set forth in Section 6226 of the Code or any similar provision of any state or local or non-U.S. tax laws (and any applicable guidance issued by the applicable taxing authority) with respect to such election.

11.16.      Counsel. Each Limited Partner hereby acknowledges and agrees that Dechert LLP (“Partnership Counsel”) retained by the General Partner in connection with the organization of the Partnership, the offering of interests in the Partnership, the management and operation of the Partnership, or any dispute between the General Partner and any Limited Partner, is acting as counsel to the General Partner and as such does not represent or owe any duty to such Limited Partner or to the Limited Partners as a group in connection with such retention. Each Limited Partner further acknowledges that Dechert LLP shall owe no direct duties to such Limited Partner. In the event that any dispute or controversy arises between any Limited Partner and the Partnership, or between any Limited Partner and the General Partner and/or any of its Affiliates that Dechert LLP represents, then each Limited Partner agrees that Dechert LLP may represent the Partnership or such General Partner and/or its Affiliates in any such dispute or controversy to the extent permitted by the New York Rules of Professional Conduct or similar rules in any other jurisdiction, and each Limited Partner hereby consents to such representation. Each Limited Partner further acknowledges that, whether or not the Partnership Counsel has in the past represented such Limited Partner with respect to other matters, the Partnership Counsel has not represented the interests of any Limited Partner in the preparation and negotiation of this Agreement.

11.17.      Compliance with Anti-Money Laundering Requirements. Notwithstanding any other provision of this Agreement to the contrary, the General Partner, in its own name and on behalf of the Partnership, shall be authorized without the consent of any Person, including any other Partner, to take such action (including requiring any Limited Partner to provide it with such information) as it determines to be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, including the actions contemplated by the Subscription Agreements.

§ 11.18

11.18.      Affiliated Transactions. The Partnership shall at no time hold 25% or more of the then-outstanding BDC Shares, and the General Partner shall use its commercially reasonable efforts to reduce the number of BDC Shares then held by the Partnership to the extent it determines that there is a reasonable possibility that it may exceed such threshold within 30 days. In addition, for so long as the Partnership holds 5% or more of the then-outstanding BDC Shares, the General Partner shall take such steps, as shall its Affiliates, including the investment adviser to the BDC to take such steps, in each case as may be reasonably necessary to ensure that no transaction occurs in violation of Section 57 under the Investment Company Act to which a Limited Partner may be a party; provided, that to the extent any Limited Partner and the BDC may be parties to a proposed transaction that would otherwise violate Section 57(d) under the Investment Company Act, the General Partner and its Affiliates shall use commercially reasonable efforts to cause the board of directors of the BDC to approve the participation of a Limited Partner in such transaction in the manner provided for under Section 57(f) of the Investment Company Act.

11.19.      Waiver of Certain Actions. Each of the Limited Partners hereby agree not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative, by or before a governmental authority (each, a “Proceeding”), derivative or otherwise, against either of BDC Investment Adviser or the BDC, or any of their respective subsidiaries or successors: (1) challenging the validity of, or seeking to enjoin or delay the operation or performance of, any provision of this Agreement, the Subscription Agreement or the BDC’s Subscription Agreement; or (2) to the fullest extent permitted under any domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any governmental authority, alleging a breach of any duty of the BDC Investment Adviser or of the BDC’s board of directors in connection with this Agreement or the transactions contemplated hereby; provided that, this Section 11.19 shall not apply to any Proceeding brought by a Limited Partner to enforce the terms of this Agreement or any other agreement or alleging any breach of any provision of this Agreement or any other agreement by BDC Investment Adviser or the BDC.

11.20.      No Solicitation. The Limited Partners shall not, and each of the Limited Partners shall cause its respective consolidated subsidiaries not to, and each shall use commercially reasonable efforts to cause its Affiliates and representatives not to, take any action that would frustrate or otherwise impede the consummation of the transactions discussed herein and the fulfillment of their respective obligations expressly set forth in this Agreement.

11.21.      [Intentionally Omitted].

§ 11.22

11.22.      Survival

. The obligations of each Partner pursuant to Sections 4.4 (Indemnity), 5.2 (LP payback), 9.1 (Term), 10.6 (tax advances), 11.4 (confidentiality), 11.9 (governing law; submission to jurisdiction), 11.15 (other tax matters), 11.19 (waiver of certain actions) and this Section 11.22 shall survive the termination or expiration of this Agreement and the termination of the Partnership.

[Remainder of page has been left blank intentionally.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto and is intended to be and is hereby delivered on the date first above written.

GENERAL PARTNER:

CDL Tender Fund 2022-1 GP, L.L.C.

By:	/s/ David Lobe
Name: David Lobe
Title: Authorized Signatory

INITIAL LIMITED PARTNER:

CARLYLE SLP LTD., solely to reflect its withdrawal as Initial Limited Partner

By:	/s/ David Lobe
Name: David Lobe
Title: Director

LIMITED PARTNERS:

All Limited Partners as of the date hereof and all Limited Partners now and hereafter admitted pursuant to powers of attorney now and hereafter granted to the General Partner by: CDL Tender Fund 2022-1 GP, L.L.C., as agent or attorney-in-fact for the Limited Partners subscribing for Interests as set forth in the books and records of the Partnership

By:	/s/ David Lobe
Name: David Lobe
Title: Authorized Signatory